Exhibit 10.1 CREDIT AGREEMENT among SELECT COMFORT CORPORATION, as Borrower; VARIOUS LENDERS; and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
Closing Date: March 26, 2010

$20,000,000 Revolving Credit Facility

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
Section 1.1	Definitions	1
Section 1.2	Rules of Construction	19

ARTICLE III CONDITIONS TO CREDIT EXTENSIONS		36
Section 3.1	Conditions Precedent to the Initial Credit Extension	36
Section 3.2	Conditions Precedent to All Credit Extensions	37

ARTICLE IV REPRESENTATIONS AND WARRANTIES		38
Section 4.1	Legal Existence and Power; Name; Chief Executive Office	38
Section 4.2	Authorization for Borrowings and Letters of Credit; No Conflict as to Law or Agreements	38
Section 4.3	Legal Agreements	39
Section 4.4	Capitalization	39
Section 4.5	Financial Condition	39
Section 4.6	Adverse Change	39
Section 4.7	Projections	39

ARTCILE V AFFIRMATIVE COVENANTS		46
Section 5.1	Reporting Requirements	46
Section 5.2	Books and Records; Inspection and Examination	48
Section 5.3	Compliance with Laws	49
Section 5.4	Payment of Taxes and Other Claims	49
Section 5.5	Maintenance of Properties	49
Section 5.6	Insurance	50
Section 5.7	Preservation of Legal Existence	50
Section 5.8	Creation of New Obligors and Subsidiaries	50
Section 5.9	Further Assurances	51
Section 5.10	Appraisals	51
Section 5.11	Minimum Consolidated Net Worth	51
Section 5.12	Minimum Fixed Charge Coverage Ratio	52
Section 5.13	Annual Revolving Advance Clean-Up	52
Section 5.14	Establishment and Maintenance of Bank Accounts	52
Section 5.15	Landlord Waivers, Warehouseman Acknowledgments, etc.	52
Section 5.16	Disclosure of Information Regarding newly Acquired Owned and Leased Real Estate; Disclosure Regarding New Locations of Inventory and Equipment of the Obligors	53
Section 5.17	Disclosure of Newly Created or Acquired Intellectual Property Rights	54
Section 5.18	Original Stock Certificates for Capital Stock	54

ARTICLE VI NEGATIVE COVENANTS		55
Section 6.1	Liens	55
Section 6.2	Debt	56

-ii-

ARTICLE VII EVENTS OF DEFAULT; RIGHTS AND REMEDIES		62
Section 7.1	Events of Default	62
Section 7.2	Rights and Remedies	64
Section 7.3	Right of Setoff	65

-iii-

-iv-

CREDIT AGREEMENT

This Agreement is entered into as of March 26, 2010, by and among SELECT COMFORT CORPORATION, a Minnesota corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as letter of credit issuer (in such capacity, together with any successor thereto in such capacity, the “Letter of Credit Issuer”) and in its capacity as administrative agent for the Lenders (in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).

RECITALS

The Borrower has asked the Lenders to provide it with a $20,000,000 revolving line of credit for working capital and general corporate purposes of the Borrower and its subsidiaries, and to facilitate the issuance of letters of credit.  The Lenders are agreeable to meeting the Borrower’s request, provided that the Borrower agrees to the terms and conditions of this Agreement.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Definitions.  As used herein:

“ABR Advance” means any Advance that bears interest at a rate determined by reference to the Adjusted Base Rate.

“ABR Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Base Rate, including ABR Advances.

“Adjusted Base Rate” means, for any day, an annual rate equal to the higher of (a) the Base Rate and (b) the Daily Three-Month LIBO Rate plus one percent (1.0%).

“Adjusted LIBO Rate” means, with respect to an Interest Period, the rate obtained by dividing (a) the applicable LIBO Rate by (b) a percentage equal to 1.00 minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar fundings, rounded upwards, if necessary, to the nearest 1/16 of 1%.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a loan of funds by a Lender to the Borrower under the Revolving Facility.

“Affiliate” means, with respect to a Person, (a) any officer of such Person or member of the Governing Board of such Person, (b) any Person who, individually or with his immediate family owns or holds more than 15% of the voting interest in the subject Person, and (c) any Person controlled by, controlling or under common control with such Person, including (but not limited to) any Subsidiary of such Person.  For purposes of this definition, “control”, when used with respect to a Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement no Lender Party shall be deemed to be an Affiliate of any Obligor.  Unless otherwise specified, “Affiliate” means an Affiliate of the Borrower.

“Aggregate Revolving Commitment Amount” means $20,000,000, constituting the sum of the Revolving Commitments of all Lenders, subject to adjustment in accordance with Section 2.13.

“Agreement” means this Credit Agreement, including all exhibits and schedules hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of that Lender’s interest, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Banking Services Obligations” means each and every debt, liability and other obligation (whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising) of every type and description owing by the Borrower or any Subsidiary to any Person that was a Lender or an Affiliate of a Lender when such debt, liability or obligation arose, with respect to (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) treasury and cash management or related services (including but not limited to controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (f) any agreement that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, including, without limitation, any debt, liability and other obligation under the Corporate Card Agreement and under the Credit Card Program Agreement to the extent such agreements are provided by a Lender or an Affiliate of a Lender when such debt, liability or obligation arose.

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime” or “base” rate (whether or not such rate is actually charged by the Administrative Agent), or if the Administrative Agent ceases to announce such a rate so designated, any similar successor rate designated by the Administrative Agent in its reasonable discretion.  Any change in the Base Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.  Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

“Borrower” has the meanings specified in the preamble.

“Borrowing” means a borrowing by the Borrower under the Revolving Facility, consisting of the aggregate of all Advances made by the Lenders to the Borrower pursuant to a request under Section 2.2.

“Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in Minneapolis, Minnesota and, in addition, if such day relates to a LIBOR Loan or fixing of a LIBO Rate, a day on which dealings in U.S.  dollar deposits are carried on in the London interbank eurodollar market.

“Capital Expenditure” means, with respect to any Person, any expenditure of money for the purchase or construction of fixed assets or for the purchase or construction of any other capital assets, or for improvements or additions thereto, which are presented on the cash flow statement of such Person; provided, however, that Capital Expenditures shall not include expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; provided, that for purposes of Section 6.14 only, Capital Expenditures shall include (without duplication) amounts paid for, or reimbursed to, the Borrower or any Subsidiary by any developer, landlord or other third party with respect to leasehold improvements at any retail location leased by the Borrower or any Subsidiary that would otherwise be required to be classified as a fixed or capital asset of the Borrower and its Subsidiaries if paid for by the Borrower or its Subsidiaries.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property of such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means any event, circumstance or occurrence that results in (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 30% of the issued and outstanding voting Capital Stock of the Borrower, (b) the Borrower failing to own, directly or indirectly through another wholly-owned Subsidiary, all issued and outstanding Capital Stock of each Subsidiary, or (c) a change in the composition of the Governing Board of the Borrower such that continuing directors cease to constitute more than 50% of the Borrower’s Governing Board.  As used in this definition, “continuing directors” means, as of any date, (x) those Directors of the applicable Person who assumed office prior to such date, and (y) those Directors of the applicable Person who assumed office after such date and whose appointment or nomination for election by that Person’s Shareholders was approved by a vote of at least 50% of the Directors in office immediately prior to such appointment or nomination.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property or assets in which the Administrative Agent, on behalf of the Lender Parties, has been granted a Lien pursuant to any Security Document, together with all substitutions and replacements for and products and proceeds of any of the foregoing.

“Commercially Available Intellectual Property” means all Licensed Intellectual Property that is licensed to an Obligor on a nonexclusive basis and for which licenses are readily available on commercially reasonable terms.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment.

“Communications” has the meaning specified in Section 9.5(a).

“Consolidated Group” means the Borrower and its consolidated Subsidiaries, including but not limited to each Guarantor.

“Consolidated Net Income” means, for any period of determination, with respect to the Consolidated Group on a consolidated basis, cumulative net income earned during such period (determined before the deduction of minority interests) as determined in accordance with GAAP.

“Consolidated Net Worth” means, with respect to the Consolidated Group, as of any date of determination, the aggregate of the Shareholders’ equity in the Consolidated Group, as determined in accordance with GAAP.

“Copyright Security Agreement” means a copyright security agreement of one or more of the Obligors in favor of the Administrative Agent, for the benefit of the Lenders.

“Corporate Card Agreement” means that certain Bank of America Corporate Card Agreement dated as of April 11, 2007 by and between FIA Card Services, N.A. and the Borrower, as amended, together with any subsequent renewal or replacement of such agreement with Bank of America or another entity that provides similar financial arrangements to the arrangements provided under the Bank of America Corporate Card Agreement, as amended from time to time in accordance with the terms of this Agreement.

“Credit Card Program Agreement” means (i) that certain Amended and Restated Private Label Consumer Credit Card Program Agreement dated as of December 14, 2005 among GE Money Bank, the Borrower and Select Comfort Retail Corporation (as amended through the date hereof, the “Current GE Agreement” and (ii) that certain Help Card Agreement dated as of December 1, 2001 by and between the Borrower and Dent-a-Med, Inc. d.b.a. The HELPcard (the “Current Help Card Agreement”), in each case, together with any amendment, supplement, extension or replacement thereof entered into in accordance with the terms of this Agreement, the terms of which relating to the financial obligations of the Borrower and its Subsidiaries are reasonably similar to those set forth in the Current GE Agreement or the Current Help Card Agreement, as applicable.

“Covenant Compliance Date” means the last day of each fiscal quarter of the Borrower.

“Covenant Computation Period” means the 4 consecutive fiscal quarters immediately preceding and ending on a Covenant Compliance Date.

“Credit Extension” means the making of any Advance, the conversion to or continuation of any LIBOR Loan, or the issuance of any Letter of Credit.

“Daily Three-Month LIBO Rate” means, for any day, a rate equal to the Adjusted LIBO Rate with respect to a three-month Interest Period commencing on that day.  For the purposes of this definition, the Adjusted LIBO Rate as of any date shall be determined using the Adjusted LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definitions of “LIBO Rate” and “Adjusted LIBO Rate” hereunder, except that (x) if the day is a Business Day, such determination shall be made on such day (rather than 1 Business Day prior to the commencement of an Interest

Period), and (y) if the day is not a Business day, the Adjusted LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (x) for the most recent Business Day preceding such day.

“Debt” means, with respect to any Person, without duplication (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sales or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (f) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (g) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person; provided, however, to the extent such indebtedness is otherwise non-recourse to such Person only the lesser of (1) the amount of such indebtedness or (2) the value of such asset, (h) all indebtedness and other obligations of others guaranteed by such Person, (i) all net obligations of such Person under currency, commodity or interest rate swap program or any similar agreement, arrangement or undertaking relating to fluctuations in commodity prices, currency values or interest rates, (j) all obligations, contingent or otherwise, with respect to the face amount of letters of credit (whether or not drawn) and bankers’ acceptances issued for the account of such Person, (k) all Redeemable Capital Stock of such Person, (l) all Off-Balance Sheet Liabilities of such Person and (m) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.  For all purposes of this Agreement, the Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer; provided, that the portion (if any) of any such Debt which exceeds the amount of such Debt as to which there is recourse to such Person shall not be included hereunder as Debt of such Person.  For purposes of clause (j) of Section 7.1 hereof only, all of the obligations of the Borrower and its Subsidiaries under the Corporate Card Agreement shall be deemed to constitute Debt or indebtedness, as applicable.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.7(c).

“Defaulting Lender” means at any time, any Lender that, at such time (a) has failed to make an Advance or failed to participate in a Letter of Credit as required pursuant to the terms of this Agreement, (b) has failed to pay to any Lender Party an amount owed by such Lender pursuant to the terms hereof, (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official or (d) has notified the Administrative Agent or the Borrower that such

Lender does not intend to comply with its obligation to make further Advances or other payments as required under this Agreement.

“Director” means, with respect to any Person, (a) if such Person is a corporation, a member of the board of directors of such Person, (b) if such Person is a limited liability company, a governor, manager or managing member of such Person and (c) if such Person is a partnership, a general partner of such Person.

“Domestic Subsidiary” means each Subsidiary that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

“EBITDAR” means, with respect to the Consolidated Group, for any period of determination, the Consolidated Net Income of the Consolidated Group from continuing operations, plus, to the extent included in the determination of Consolidated Net Income, (a) income taxes and franchise taxes paid or accrued during such period, (b) Interest Expense during such period, (c) and amortization and depreciation deducted in determining Consolidated Net Income for such period, (d) non-cash equity compensation expense deducted in determining Consolidated Net Income for such period, (e) non-cash impairment expenses relating to store closures and/or remodeling during such period, (f) non-cash charges or gains which are unusual, non-recurring or extraordinary during such period, (g) Operating Lease Expense during such period, and (h) amortization of fees payable in connection with the incurrence of Debt during such period; all as determined in accordance with GAAP.

“Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above; or (d) any other Person acceptable to the Administrative Agent and, so long as no Default or Event of Default shall exist, acceptable to the Borrower.

“Environmental Laws” has the meaning specified in Section 4.13.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Exclusively Licensed Intellectual Property” means all Licensed Intellectual Property that is licensed to an Obligor (or a group of Obligors) on an exclusive basis.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m.  (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City, as selected by the Administrative Agent in its discretion.

“Financial Officer” means the chief financial officer, principal accounting officer, vice president-finance, treasurer or controller of the Borrower.

“Financial Covenants” means the covenants contained in Sections 5.11 through 5.13 and Section 6.14.

“Fixed Charge Coverage Ratio” means, with respect to the Consolidated Group, for any period of determination, the ratio of (a) the EBITDAR of the Consolidated Group for such period, minus the sum of (i) the Capital Expenditures made during such period, (ii) to the extent included in the determination of EBITDAR during such period, income taxes and franchise taxes paid or accrued during such period, and (iii) Restricted Payments made during such period, to (b) the Fixed Charges of the Consolidated Group for such period.

“Fixed Charges” means, with respect to the Consolidated Group, for any period of determination, the sum, without duplication, of (a) the Interest Expense paid during such period, (b) all scheduled installments of principal on Funded Debt which are due on demand or during such period, and (c) the Operating Lease Expense during such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Funded Debt” of any Person means all Debt of such Person, including but not limited to all Subordinated Debt of such Person, other than any such Debt described in clauses (i) and (m) of the definition of “Debt” herein (including guaranties of any such items of Debt).

“GAAP” means generally accepted accounting principles as in effect on the Closing Date and applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrower either (a) is required to implement such change, or (b) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (x) the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable, and (y) the Financial Covenants shall be adjusted as necessary to reflect the effects of such Required GAAP Change, provided that if the Required Lenders and the Borrower cannot agree on such adjustments, the Financial Covenants will be calculated without giving effect to the Required GAAP Change.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means Select Comfort Retail Corporation, Select Comfort Canada Holding Inc. and selectcomfort.com corporation, together with each Person that executes and delivers a Guaranty in favor of the Administrative Agent for the benefit of the Lender Parties pursuant to Section 5.8.

“Guaranty” means a guaranty of a Guarantor made in favor of the Administrative Agent for the benefit of the Lender Parties guarantying payment of all Obligations.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.6(b).

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means, with respect to any Person, for any period of determination, the total gross interest expense on all Debt of such Person during such period including, but not limited to and without duplication, (a) accrued interest (whether or not paid) on all Debt, (b) the amortization of Debt discounts, (c) that portion of any Capital Lease Payment which would constitute imputed interest as determined in accordance with GAAP, (d) all fees and charges with respect to letters of credit issued for the account of such Person, and (e) net costs (or income) of rate hedging in respect of interest rates allocable to such period; provided, however, that Interest Expense excludes amortization of fees payable in connection with the incurrence of Debt to the extent included in interest expense.

“Interest Payment Date” means (a) with respect to each ABR Loan, the last day of each month, (b) with respect to each LIBOR Loan, the last day of the Interest Period applicable thereto, and (c) with respect to each Loan, the Maturity Date.

“Interest Period” means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made, or continued as, or converted into, a LIBOR Loan pursuant to Section 2.2, 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date 1, 2 or 3 months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in their relevant notice pursuant to Section 2.2, 2.3 or 2.4; provided, however, that:

(a)           No more than 6 different Interest Periods may be outstanding at any one time.

(b)           If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day).

(c)           No Interest Period applicable to a Loan may end later than the Maturity Date.

(d)           In no event shall the Borrower select Interest Periods with respect to Loans which, in the aggregate, would require payment of funding losses under Section 2.18 in order to make payments of regularly scheduled installments of principal thereunder.

“Investment” means any Capital Stock, securities or evidence of indebtedness of, loans or advances to, or other interest in, any Person.

“Lender” has the meaning specified in the preamble.

“Lender Parties” means, collectively, the Administrative Agent, the Letter of Credit Issuer, the Lenders and each Affiliate of any Lender to whom any Banking Services Obligations are owed.

“Letter of Credit” has the meaning specified in Section 2.6.

“Letter of Credit Documents” means such applications, reimbursement agreements and other documents as the Letter of Credit Issuer may require as a condition to issuance of a Letter of Credit.

“Letter of Credit Exposure” means the sum of (a) the aggregate remaining available amount of all issued and outstanding Letters of Credit and (b) amounts drawn under Letters of Credit for which the Letter of Credit Issuer has not been reimbursed with proceeds of a Borrowing or otherwise.

“Letter of Credit Fee” has the meaning specified in Section 2.6(b).

“Letter of Credit Issuer” has the meaning specified in the preamble.

“Letter of Credit Sublimit” means $10,000,000.

“LIBO Rate” means, with respect to an Interest Period, (a) the rate per annum determined by the Administrative Agent on the date 1 Business Day before the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such Interest Period and in an amount comparable to the aggregate amount of the relevant Loan (as displayed in the Bloomberg Financial Market System or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (b) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent in accordance with Section 2.5 to be a rate at which U.S.  dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period.

“LIBOR Advance” means any Advance that bears interest at a rate determined by reference to a LIBO Rate (other than the Daily Three-Month LIBO Rate).

“LIBOR Loan” means any Loan that bears interest at a rate determined by reference to a LIBO Rate (other than the Daily Three-Month LIBO Rate), including LIBOR Advances.

“License Agreement” has the meaning specified in Section 4.20.

“Licensed Intellectual Property” means all Intellectual Property Rights licensed to an Obligor by a Person who is not an Obligor.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capital Lease, title retention contract or similar agreement.

“Loan” means a designated portion of outstanding principal indebtedness under the Revolving Facility that bears interest at a rate determined by reference to a particular LIBO Rate or the Adjusted Base Rate, as the case may be.

“Loan Documents” means this Agreement, the Notes, the Guaranties, each Letter of Credit Document and the Security Documents.

“Margin” means (a) with respect to computation of the applicable interest rate on ABR Loans, one-half of one percent (.5%) and (b) with respect to computation of the applicable interest rate on LIBOR Loans, three percent (3.0%).

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)           the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole;

(b)           the ability of an Obligor to perform any material obligation under any Loan Document to which it is a party;

(c)           the validity, enforceability as to any material provision or collectibility of any Loan Document; or

(d)           the status, existence, perfection, priority or enforceability of any Lien granted pursuant to any Security Document with respect to any material portion of the Collateral.

“Maturity Date” means July 1, 2012.

“Multi-employer Plan” means a multi-employer plan (as defined in section 4001(a)(3) of ERISA) to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or is obligated to contribute.

“Non-Consenting Lender” has the meaning specified in Section 9.7.

“Note” means a Revolving Note.

“Notice” has the meaning specified in Section 9.5(b).

“Obligations” means (a) each and every debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Lender Party, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including but not limited to principal of and interest on the Notes, all fees due under this Agreement or any related agreement, and the Borrower’s obligation to reimburse any Lender Party for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement, and (b) Banking Services Obligations.

“Obligor” means the Borrower or a Guarantor, including but not limited to each additional Person which becomes a Guarantor pursuant to Section 5.8.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Synthetic Lease entered into by such Person, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Operating Lease” means, with respect to any Person, any leasing or similar arrangement for the lease or use of any real property or personal property assets which, in accordance with GAAP, would not be characterized as a Capital Lease.

“Operating Lease Expense” means, with respect to any Person, for any period of determination, the total base rent as reported in the financial statements of such Person in connection with any leases of (or other agreements conveying the right to use) any real property or personal property, whether paid or accrued.

“Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owned Intellectual Property” means all Intellectual Property Rights owned by an Obligor.

“Patent and Trademark Security Agreement” means a patent and trademark security agreement of one or more of the Obligors in favor of the Administrative Agent, for the benefit of the Lender Parties.

“Pension Plan” means a pension plan (as defined in section 3(2) of ERISA) maintained for employees of the Borrower, any Subsidiary or any ERISA Affiliate and covered by Title IV of ERISA.

“Percentage” means, with respect to any Lender, the ratio of that Lender’s Revolving Credit Exposure to the aggregate Revolving Credit Exposure of all Lenders.

“Permitted Acquisition” means the acquisition by the Borrower or a Domestic Subsidiary of (x) assets constituting a business, division or product line of any Person not already a Subsidiary, or (y) the Capital Stock of any such Person (including by way of merger) as a result of which stock acquisition such Person shall become a Subsidiary of the Borrower or shall be merged with and into a Subsidiary of the Borrower (such assets or Person are referred to as a “Target”), provided that (in each case):

(a)           no Default or Event of Default is continuing at the time of such transaction or would be caused by such transaction;

(b)           the business activities of the Target are substantially similar to the business activities conducted by the Borrower and its Subsidiaries at the time of the transaction or a reasonable extension thereof;

(c)           prior to such acquisition, the Borrower shall have obtained the written consent or approval for such acquisition from the Shareholders or Governing Board of the Borrower and any applicable Subsidiary;

(d)           at least 5 Business Days prior to such acquisition, the Borrower has delivered to the Administrative Agent, (A) to the extent reasonably available, financial statements of the Target (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) for the immediately preceding 36 months to the extent available, but in no event for less than the immediately preceding twelve months, and (B) pro forma financial statements reflecting the combined projected performance of the Borrower and its Subsidiaries, including the Target, during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrower (subject to the qualifications described in Section 4.7), in form and detail reasonably acceptable to the Administrative Agent, which projections shall demonstrate (i) that such acquisition will not result in any Default or Event of Default hereunder and (ii) immediately after giving effect to such acquisition, (A) the aggregate amount of cash and cash equivalents (inclusive of short-term Investments) plus (B) the excess of the Aggregate Revolving Commitment Amount over the Revolving Facility Outstanding Amount, will not be less than $10,000,000;

(e)           in the case of any asset acquisition, the Borrower or a Subsidiary which is an Obligor shall acquire such assets;

(f)           in the case of the acquisition of a Target which is to remain or become a separate Subsidiary of Borrower, such Subsidiary shall become an Obligor as required by Section 5.8 simultaneously with the closing of such acquisition.

(g)           in the case of any consolidation or merger involving a Target, the Borrower or an existing Subsidiary which is an Obligor shall be the continuing or surviving corporation (provided, however, that under no circumstances may the Borrower merge into or consolidate with any Subsidiary);

(h)           immediately upon the consummation of such acquisition, the Administrative Agent shall hold a perfected, first priority security interest in and Lien on all of the personal property directly or indirectly acquired by the Borrower or any Subsidiary in such transaction (including but not limited to the assets of the Target and, if the Target survives such transaction as a separate Subsidiary, any Capital Stock in the Target), subject only to Permitted Liens;

(i)           the aggregate consideration (inclusive of all Debts incurred or assumed) to be paid by the Borrower and its Subsidiaries on account of such transaction, together with the aggregate consideration (inclusive of all Debts incurred or assumed) paid in all other Permitted Acquisitions for the twelve months immediately preceding such acquisition does not exceed $10,000,000;

(j)           any Debt incurred or assumed by the Borrower or any Subsidiary (including the Target) on account of such transaction is permitted hereunder;

(k)           the Target or the assets so acquired shall not be subject to any Liens other than Permitted Liens;

(l)           no Target shall be organized or domiciled under the law of any jurisdiction outside the United States, and no Target shall have more than 15% of its assets or annual revenues based in or from outside of the United States or Canada (as determined from the most recently available financial information for the Target); and

(m)           such acquisition is non-hostile (i.e., the prior, effective written consent or approval of the Target’s Governing Board and Shareholders, if applicable, shall have been obtained).

“Permitted Liens” has the meaning specified in Section 4.11.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower, any Subsidiary or ERISA Affiliate.

“Platform” has the meaning specified in Section 9.5(a).

“Redeemable Capital Stock” means, with respect to any Person, any Capital Stock of such Person which, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of the common equity capital of such Person) on or prior to the Maturity Date, (b) is redeemable at the option of the holder thereof (for consideration other than shares of the common equity capital of such Person) on or prior to the Maturity Date or (c) is convertible into or exchangeable for debt securities on or prior to the Maturity Date.

“Register” has the meaning specified in Section 9.3(c).

“Reportable Event” means a reportable event (as defined in section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Required Lenders” means one or more Lenders having an aggregate Percentage in excess of 50%; provided, however, that if any Lender is a Defaulting Lender at such time of determination, the Percentage of such Defaulting Lender shall be excluded from the determination of Required Lenders; provided, further, that at any time during which only one Lender exists, “Required Lenders” means the Lender.

“Required Payment” has the meaning specified in Section 2.14(c).

“Restricted Payment” means any payment on account of any Capital Stock of the Borrower or any Subsidiary, including but not limited to any dividend or distribution and any payment in purchase, redemption, retirement or other acquisition thereof.

“Revolving Advance” means a loan of funds by a Lender to the Borrower under the Revolving Facility, including both ABR Loans and LIBOR Loans made thereunder.

“Revolving Commitment” means, with respect to each Lender, (a) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, or (b) as the context may require, the obligation of such Lender to make Revolving Advances under Section 2.1 and participate in Letters of Credit in accordance with Section 2.6.

“Revolving Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.13(a) or 7.2 or reduced to zero pursuant to Section 2.13(a).

“Revolving Credit Exposure” means, with respect to any Lender, (a) at all times prior to termination of the Revolving Commitments, such Lender’s Revolving Commitment and (b) thereafter, such Lender’s Revolving Facility Outstanding Amount.

“Revolving Facility” means the revolving credit facility being made available to the Borrower by the Lenders pursuant to Article II.

“Revolving Facility Outstanding Amount” means, as of the date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Advances, and (b) the Letter of Credit Exposure.

“Revolving Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit B, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“Security Agreement” means a security agreement of one or more of the Obligors in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Obligor or Obligors grant the Administrative Agent a Lien on substantially all the personal property of such Obligor to secure payment of the Obligations.

“Security Documents” means each Security Agreement, each Copyright Security Agreement, each Patent and Trademark Security Agreement and each other security agreement, pledge agreement, mortgage, deed of trust, assignment of rents and leases, control agreement and each and every additional agreement entered into by any one or more of the Obligors for the benefit of the Lender Parties to secure payment of the Obligations or otherwise relating to any Collateral.

“Select Comfort Canada Holding Inc.” means Select Comfort Canada Holding Inc., a Minnesota corporation.

“selectcomfort.com corporation” means selectcomfort.com corporation, a Minnesota corporation.

“Select Comfort Executive Investment Plan” means the Select Comfort Executive Investment Plan (January 1, 2009 Revision), as the same may be amended or revised from time to time.

“Select Comfort Executive Investment Plan Trust” means that certain trust established under the Trust Agreement establishing the Select Comfort Executive Plan Trust dated as of July 1, 2005, by and between the Borrower and Prudential Bank & Trust, FSB, as the same may be amended or restated from time to time.

“Select Comfort Retail Corporation” means Select Comfort Retail Corporation, a Minnesota corporation.

“Shareholder” means, with respect to any Person, the holder of any legal or beneficial interest in any Capital Stock of that Person.

“Specified Intellectual Property” means all Owned Intellectual Property and Licensed Intellectual Property (other than Commercially Available Intellectual Property) consisting of trademark registrations, service mark registrations, copyright registrations, patents, applications for any of the foregoing, and material unregistered trademarks, service marks and copyrights.

“Subordinated Debt” means those items of Funded Debt (including principal, interest, fees and other amounts) which have been subordinated to payment of the Obligations pursuant to a Subordination Agreement on terms and conditions satisfactory to the Required Lenders, in their sole discretion, as to the right and time of payment and as to any other rights and remedies thereunder.

“Subordination Agreement” means an agreement (in form and substance satisfactory to the Required Lenders) executed and delivered by each holder of Subordinated Debt in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Person subordinates payment of such Subordinated Debt or other obligations as therein provided to payment of the Obligations to the extent provided therein.

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Capital Stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such entity (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Synthetic Lease” means, with respect to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a Capital Lease and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 9.8 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Unused Fee” has the meaning specified in Section 2.11(a).

“Wells Fargo” has the meaning specified in the preamble.

Section 1.2   Rules of Construction.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           The terms defined in the preamble have the meanings therein assigned to them.

(b)           The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c)           All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

(d)           References to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto and restatements thereof, but only to the extent such amendments, modifications and restatements are not prohibited by the terms of any Loan Document.

(e)           All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

(f)           The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, without limitation, cash, securities, accounts and contract rights.

ARTICLE II
CREDIT FACILITIES

Section 2.1   Revolving Facility.  Each Lender hereby agrees, on the terms and subject to the conditions herein set forth, including satisfaction of all conditions set forth in Section 3.2, to make Revolving Advances to the Borrower from time to time during the period from the Closing Date to and including the Revolving Commitment Termination Date, in an amount equal to such Lender’s Percentage of each Borrowing from time to time requested by the Borrower under the Revolving Facility; provided, however, that (i) the Revolving Facility Outstanding Amount shall at no time exceed the Aggregate Revolving Commitment Amount, and (ii) no Lender’s Percentage of the Revolving Facility Outstanding Amount shall at any time exceed such Lender’s Revolving Commitment.  Within the above limits, the Borrower may obtain Revolving Advances, prepay Revolving Advances in accordance with the terms hereof and reborrow Revolving Advances in accordance with the applicable terms and conditions of this Agreement.

Section 2.2   Procedures for Borrowings.  Each Borrowing shall be funded by the Lenders as either ABR Advances or, so long as no Default or Event of Default has occurred, LIBOR Advances, as the Borrower shall specify in the related notice of proposed Borrowing.  ABR Loans and LIBOR Loans may be outstanding at the same time.  The principal amount of any Borrowing shall be in an amount equal to (a) $500,000 or a higher integral multiple of $500,000 if such Borrowing is funded as an ABR Loan and (b) $500,000 or a higher integral multiple of $100,000 if such Borrowing is funded as a LIBOR Loan.  The Borrower shall give notice to the Administrative Agent of each proposed Borrowing not later than 12:00 noon on a Business Day that, in the case of a Borrowing that includes only ABR Loans, is the proposed date of such Borrowing or, in the case of a Borrowing that includes LIBOR Loans, is at least 1 Business Day prior to the proposed date of such Borrowing.  Each such notice shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit C), and shall specify the amount of the Borrowing, the date of the Borrowing (which shall be a Business Day), whether the Borrowing is to include ABR Loans, LIBOR Loans or both, and, in the case of a Borrowing that includes LIBOR Loans, the Interest Period to be applicable thereto.  Promptly upon receipt of such notice (but in no event later than 1:00 p.m. with respect to an ABR Advance, and the close of business, with respect to a LIBOR Advance, in each case on the Business Day of receipt of such notice), the Administrative Agent shall advise each Lender of the proposed Borrowing.  Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Borrowing, at or before 2:00 p.m. on the date of the requested Borrowing, each Lender shall provide the Administrative Agent at the principal office of the Administrative Agent in Minneapolis, Minnesota (or such other office as the Administrative Agent may designate), with immediately available funds covering such Lender’s Percentage of such Borrowing.  The Administrative Agent shall pay over proceeds of such Borrowing to the Borrower, in immediately available funds, prior to the close of business on the date of the requested Borrowing.

Section 2.3   Converting ABR Loans to LIBOR Loans; Procedures.  So long as no Default or Event of Default exists, the Borrower may convert all or any part of any outstanding ABR Loan under the Revolving Facility into a LIBOR Loan by giving notice to the Administrative Agent of such conversion not later than 12:00 noon on a Business Day that is at least 1 Business Day prior to the date of the requested conversion.  Each such notice shall be irrevocable, shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit D), shall specify the date and amount of such conversion, the total amount of the Loan to be so converted and the Interest Period therefor.  Each conversion of a Loan shall be on a Business Day, and the aggregate amount of each such conversion of an ABR Loan to a LIBOR Loan shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.

Section 2.4    Procedures at End of an Interest Period.  Unless the Borrower requests a new LIBOR Loan in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Loan at the expiration of an Interest Period, each Lender shall automatically and without request of the Borrower convert each LIBOR Loan to an ABR Loan on the last day of the relevant Interest Period.  So long as no Default or Event of Default exists, the Borrower may cause all or any part of any outstanding LIBOR Loan to continue as a LIBOR Loan after the end of the then applicable Interest Period by notifying the Administrative Agent not later than 12:00 noon on a Business Day that is at least 1 Business Day prior to the first day of the new Interest Period.  Each such notice shall be irrevocable, effective when received by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit E), and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBOR Loan to be continued and the Interest Period therefor.  Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Loan shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.

Section 2.5   Setting and Notice of Rates.  The applicable LIBO Rate for each Interest Period shall be determined by the Administrative Agent on the first Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Administrative Agent to the Borrower and each Lender.  Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of manifest error.  The Administrative Agent, upon written request of the Borrower or any Lender, shall deliver to the Borrower or such requesting Lender a statement showing the computations used by the Administrative Agent in determining the applicable LIBO Rate hereunder.

Section 2.6   Commitment to Issue Letters of Credit.  The Letter of Credit Issuer agrees, from the Closing Date to and including the thirtieth (30th) day prior to the Revolving Commitment Termination Date, to issue one or more standby letters of credit (including those which include a provision which automatically extends the expiry date thereof for a specified period unless, within the same prior of time in advance of the then applicable expiry date thereof, the Letter of Credit Issuer gives notice to the beneficiary thereof to the effect that such letter of credit shall not be so extended) or commercial letters of credit for the account of the Borrower, and the Lenders agree to participate in the risk of such letters of credit issued for the account of the Borrower hereunder, on the terms and subject to the conditions set forth below:

(a)           Each letter of credit issued pursuant to this Section 2.6 shall be referred to herein as a “Letter of Credit.”  No Letter of Credit shall be issued by the Letter of Credit Issuer if, after giving effect to the issuance of such Letter of Credit (i) the Letter of Credit Exposure would exceed the Letter of Credit Sublimit or (ii) the Revolving Facility Outstanding Amount would exceed the Aggregate Revolving Commitment Amount.  The expiration date of any Letter of Credit constituting a commercial letter of credit shall not be later than the earlier of (i) 180 days after the date of issuance of such Letter of Credit and (ii) 10 days prior to the Revolving Commitment Termination Date.  The expiration date of any Letter of Credit constituting a standby letter of credit shall not be later than the earlier of (i) one year after the date of issuance of such Letter of Credit and (ii) 10 days prior to the Revolving Commitment Termination Date.  Each Letter of Credit will be issued under and pursuant to the terms and conditions of such Letter of Credit Documents as the Letter of Credit Issuer may reasonably require.  The Borrower shall request each Letter of Credit upon not less than three (3) Business Days’ prior written application on the Letter of Credit Issuer’s standard form or such other form as may be agreed to by the Letter of Credit Issuer and the Borrower.  If any of the terms of any Letter of Credit Document are inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern.  The Letter of Credit Issuer shall not be obligated to issue a Letter of Credit unless on the date of issuance all of the conditions precedent specified in Section 3.2 shall have been satisfied as fully as if the issuance of such Letter of Credit were a Revolving Advance.  Promptly after issuance of a Letter of Credit pursuant hereto, the Administrative Agent shall so advise each Lender of all relevant information with respect thereto.

(b)           The Borrower will pay to the Administrative Agent, for the pro rata account of all Lenders, a fee with respect to each undrawn Letter of Credit (the “Letter of Credit Fee”) at an annual rate equal to (i) two and one-half percent (2.5%) of the undrawn amount of each outstanding Letter of Credit constituting a standby letter of credit and (ii) such fee as shall be determined by the Required Lenders with respect to each outstanding Letter of Credit constituting a commercial letter of credit; provided, however, that from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, upon written notice from the Administrative Agent the Letter of Credit Fee payable hereunder with respect to each Letter of Credit shall be equal to the sum of the applicable fee under clause (i) or (ii) above plus two percent (2.0%).  The Letter of Credit Fee shall be payable in arrears on the last day of each calendar quarter, and on the Maturity Date, or upon such other terms as may be agreed upon by the Borrower and the Required Lenders at the time of issuance of any such Letter of Credit.  Letter of Credit Fees payable by the Borrower to the Lenders in accordance with this subsection (b) shall be shared among the Lenders pro rata in accordance with their respective Percentages.

(c)           Upon issuance of a Letter of Credit hereunder, and without any further notice to any Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer an undivided participating interest in the Letter of Credit Issuer’s risk and obligation under such Letter of Credit and in the obligation of the Letter of Credit Issuer to honor drafts thereunder, and in the amount of any drawing thereunder, and in all rights of the Letter of Credit Issuer to obtain reimbursement from the Borrower in the amount of such drawing, and all other rights of the Letter of Credit Issuer with respect thereto, in an amount equal to such Lender’s Percentage of the maximum amount available to be drawn under such Letter of Credit and the amount of any drawing thereunder.  Whenever a draft submitted under a Letter of Credit is paid by the Letter of Credit Issuer, the Letter of Credit Issuer shall so notify the Administrative Agent, the Administrative Agent shall so notify each Lender and shall request immediate reimbursement from the Borrower for the amount of the draft.  If sufficient funds are not immediately paid to the Administrative Agent by the Borrower, the Borrower shall be deemed to have requested a Borrowing pursuant to Section 2.2 and the Lenders shall be notified of such request in accordance with Section 2.2 and shall fund such request for a Borrowing as ABR Advances (in accordance with their respective Percentages) for purposes of reimbursing the Letter of Credit Issuer for the amount of such draft so paid by the Letter of Credit Issuer (less any amounts realized by the Letter of Credit Issuer pursuant to the second sentence of this Section 2.6(c)).  If for any reason or under any circumstance (including but not limited to the occurrence of a Default or Event of Default or the failure to satisfy any of the conditions set forth in Section 3.2) the Lenders do not make such Revolving Advances as contemplated above and the Borrower does not otherwise reimburse the Letter of Credit Issuer for the amount of the draft so paid by the Letter of Credit Issuer, the Borrower shall nonetheless be obligated to reimburse the amount of the draft to the Letter of Credit Issuer, with interest upon such amount at the Default Rate from and after the date such draft is paid by the Letter of Credit Issuer until the amount thereof is repaid to the Letter of Credit Issuer in full.  If the Letter of Credit Issuer shall not have obtained reimbursement for any drawing under a Letter of Credit (whether from the Borrower or as proceeds of a Borrowing), upon demand of the Administrative Agent each Lender shall immediately advance the amount of its participation in such drawing to the Letter of Credit Issuer and shall be entitled to interest on such participating interest at the Default Rate until reimbursed in full by the Borrower.

(d)           Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Letter of Credit Issuer shall not be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document executed in connection with a Letter of Credit.

(e)           The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as the Borrower may have against the beneficiary or transferee at law or under any other agreement.  The Letter of Credit Issuer shall not be liable or responsible for any of the matters described in clauses (i) through (vii) of subsection (f) below.  In furtherance and not in limitation of the foregoing: (i) the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)           The obligation of the Borrower under this Agreement to reimburse the Letter of Credit Issuer for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           Any lack of validity or enforceability of this Agreement or any Letter of Credit Document.

(ii)           Any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any Letter of Credit Document.

(iii)           The existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction.

(iv)           Any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit.

(v)           Any payment by the Letter of Credit Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Letter of Credit Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding.

(vi)           Any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit.

(vii)           Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Obligor.

(g)           Notwithstanding anything in this Section 2.6 to the contrary, including particularly subsections (e) and (f) above, the Borrower may have a claim against the Letter of Credit Issuer and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the willful and wrongful failure by the Letter of Credit Issuer to pay under any Letter of Credit after the presentation to the Letter of Credit Issuer by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

(h)           The Borrower shall indemnify, protect, defend and hold harmless each Indemnitee from and against all losses, liabilities, claims, damages, judgments, costs and expenses, including but not limited to all reasonable attorneys’ fees and legal expenses, incurred by the Indemnitees or imposed upon the Indemnitees at any time by reason of the issuance, demand for honor or honor of any Letter of Credit or the enforcement, protection or collection of the Letter of Credit Issuer’s claims against the Borrower under this Section 2.6 or by reason of any act or omission of any Indemnitee in connection with any of the foregoing; provided, however, that such indemnification shall not extend to losses, liabilities, claims, damages, judgments, costs and expenses to the extent arising from any act or omission of an Indemnitee which constitutes gross negligence or willful misconduct.

(i)           The Borrower will pay to the Letter of Credit Issuer, on demand, all administrative fees charged by the Letter of Credit Issuer in the ordinary course of business in connection with the issuance of Letters of Credit, honoring of drafts under Letters of Credit, amendments thereto, transfers thereof and all other activity with respect to Letters of Credit, at the then current rates established by the Letter of Credit Issuer from time to time for such services rendered on behalf of customers of the Letter of Credit Issuer generally.

Section 2.7   Interest on Loans.  The Borrower will pay interest on the unpaid principal amount of each Loan for the period commencing on the date of this Agreement until the unpaid principal amount thereof is paid in full, in accordance with the following:

(a)           ABR Loans.  Subject to subsection (c) below, while any outstanding principal of a Loan constitutes an ABR Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Adjusted Base Rate applicable to such ABR Loan, plus the applicable Margin.

(b)           LIBOR Loans.  Subject to subsection (c) below, while any outstanding principal of a Loan constitutes a LIBOR Loan, the outstanding principal balance thereof shall bear interest at an annual rate equal to the Adjusted LIBO Rate established with respect such LIBOR Loan in accordance with Section 2.2, 2.3 or 2.4, plus the applicable Margin.

(c)           Default Rate.  From and after written notice from the Administrative Agent to the Borrower following the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, the outstanding principal balance of each Loan shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect to such outstanding principal and (ii) two percent (2.0%).  In addition, any unreimbursed amounts payable under Section 2.6 and all fees, indemnification obligations and other Obligations not paid when due hereunder shall bear interest, until paid in full, at an annual rate equal to the sum of (x) the Adjusted Base Rate, (y) the Margin applicable to ABR Loans, and (z) two percent (2.0%) (each rate described in this subsection (c) herein, a “Default Rate”).

(d)           Savings Clause.  Notwithstanding anything in this Section 2.7 to the contrary, at no time shall the Borrower be obligated or required to pay interest on any Obligation at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Borrower is permitted by applicable law.  If, under the terms of this Agreement or any other Loan Document, the Borrower is at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the applicable interest rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder.  All sums paid or agreed to be paid to a Lender for the use, forbearance or retention of any Obligation, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in full so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.

Section 2.8   Obligation to Repay Advances.  The Borrower shall be obligated to repay all Advances under this Article II notwithstanding the failure of the Administrative Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so.

Section 2.9   Notes; Payment Dates; Mandatory Prepayments.

(a)           Promissory Notes.  The Borrower’s obligation to repay the principal of and interest on the Advances made by each Lender shall be evidenced in the Register and shall, if requested by such Lender, also be evidenced by a Revolving Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to Revolving Advances made by such Lender.

(b)           Interest.  The Borrower shall pay accrued but unpaid interest on each Loan on each Interest Payment Date with respect to that Loan.

(c)           Revolving Facility Principal.  The aggregate unpaid principal amount of all Revolving Advances shall be payable on the Maturity Date.

(d)           Mandatory Prepayments as a Result of Excess Borrowing.  If the Revolving Facility Outstanding Amount shall on any date exceed the Aggregate Revolving Commitment Amount, then the Borrower, not later than the next Business Day following such date, shall prepay the Revolving Advances in an amount equal to such excess, without notice or demand by the Administrative Agent or any Lender.

Section 2.10   Computation of Interest and Fees.  Interest accruing on the LIBOR Loans shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  Interest accruing on the ABR Loans and on the unreimbursed portion of any Letter of Credit Exposure, all Letter of Credit Fees, Unused Fees and other fees described in Section 2.11 shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.

Section 2.11   Fees.  The Borrower will pay fees to the Lender Parties in accordance with the following:

(a)           Unused Fee.  The Borrower will pay to the Administrative Agent, for the pro rata account of the Lenders in accordance with their Percentages, an ongoing Unused Fee (the “Unused Fee”) from the Closing Date to and including the Revolving Commitment Termination Date, payable quarterly in arrears on the last Business Day of each calendar quarter, computed as the product of (i) an annual rate equal to one-half of one percent (.5%) and (ii) the daily average amount by which (A) the sum of the Aggregate Revolving Commitment Amount exceeds (B) the Revolving Facility Outstanding Amount; provided, however, in the event any Lender becomes a Defaulting Lender as a result of a circumstance described in clause (a) or (d) of the definition of Defaulting Lender, then, for the period of time such Lender is a Defaulting Lender as a result of a circumstance described in clause (a) or (d) of the definition of Defaulting Lender, the Unused Fee shall cease to accrue on such Defaulting Lender’s Percentage of the difference between the Aggregate Revolving Commitment Amount and the Revolving Facility Outstanding Amount and such Defaulting Lender shall not be entitled to receive any portion of the Unused Fee with respect to such period of time.  Any Unused Fee remaining unpaid on the Revolving Commitment Termination Date shall be due and payable on such date.

(b)           Audit Fees.  The Borrower will pay to the Administrative Agent, on written demand, reasonable fees charged by the Administrative Agent in connection with any audits or inspections by the Administrative Agent (or by the employees, agents, consultants or auditors of the Administrative Agent) of any Collateral or the operations or businesses of the Borrower, any Subsidiary of the Borrower or any other Obligor, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that if no Event of Default has occurred and is continuing, only one such audit or inspection of the Collateral and of the operations of the Borrower and its Subsidiaries period calendar year shall be at the sole expense of the Borrower.

Section 2.12   Use of Proceeds.  Proceeds of the Loans will be used to (i) provide for the Borrower’s working capital requirements and general corporate purposes, and (ii) pay fees and expenses in connection with the negotiation, execution and delivery of this Agreement and all other matters related thereto.

Section 2.13   Voluntary Reduction or Termination of the Commitments; Prepayments.

(a)           Reduction or Termination of Aggregate Revolving Commitment Amount.  The Borrower, from time to time upon not less than 3 Business Days’ prior written notice to the Administrative Agent, may permanently reduce the Aggregate Revolving Commitment Amount; provided, however, that no such reduction shall reduce the Aggregate Revolving Commitment Amount to an amount less than the Revolving Facility Outstanding Amount.  Any such voluntary reduction shall be pro rata as to all Revolving Commitments according to each Lender’s Percentage and shall be in an aggregate amount equal to $5,000,000 or a higher integral multiple of $1,000,000.  The Borrower at any time prior to the Revolving Commitment Termination Date may terminate the Revolving Commitments by (i) providing to the Administrative Agent not less than 5 Business Days’ prior written notice of its intention to so terminate the Revolving Commitments and (ii) making payment in full of all Loans and all other monetary Obligations and terminating (or making a cash deposit of 105% of the then-current Letter of Credit Exposure with respect to) outstanding Letters of Credit; provided, however, that the written notice of termination of the Revolving Commitments delivered by the Borrower may state that such termination is conditioned upon the effectiveness of other credit facilities to refinance the Revolving Commitments, in which case such notice of termination may be revoked by the Borrower if such condition is not satisfied, by the Borrower’s delivery of written notice of such revocation to the Administrative Agent on or prior to the date previously specified as the termination date by the Borrower.

(b)           Voluntary Prepayments.  The Borrower from time to time may voluntarily prepay the Loans in whole or in part; provided, however, that the Borrower must notify the Administrative Agent not later than 12:00 noon on a Business Day that is at least 1 Business Day prior to any date on which the Borrower will make a voluntary prepayment of any LIBOR Loan.  In the event of either mandatory prepayment under Section 2.9(d)

or voluntary prepayment hereunder (i) any prepayment of Loans shall be applied against outstanding Loans of each Lender pro rata according to each Lender’s Percentage, (ii) each prepayment of the Loans shall be made to the Administrative Agent not later than 2:00 p.m. on a Business Day, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day, (iii) each partial prepayment of LIBOR Loans shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.18, (iv) each partial prepayment of LIBOR Loans shall be in an aggregate amount equal to the applicable minimum Loan amount specified in Section 2.4 and, after application of any such prepayment, shall not result in a LIBOR Loan remaining outstanding in an amount less than such minimum Loan amount, and (v) each partial prepayment of ABR Loans shall be in an aggregate amount equal to $100,000 or a higher integral multiple of $100,000, unless (in either case) the aggregate outstanding balance of all Loans being prepaid is less than such minimum Loan amount, in which event any such prepayment may be in such lesser amount.  Unless otherwise provided in this Agreement or the other Loan Documents, prepayments from the Borrower of Loans shall be applied first to the principal of ABR Loans and then to the principal of LIBOR Loans (and, among such LIBOR Loans, first to those with the earliest expiring Interest Periods).

Section 2.14   Payments.

(a)           Making of Payments.  All payments of principal of and interest due with respect to the Revolving Facility shall be made to the Administrative Agent for the account of the applicable Lenders pro rata according to their respective Percentages.  All payments of fees pursuant to Section 2.11 shall be made to the Administrative Agent for the account of the Administrative Agent or the Lenders, as specified in Section 2.11.  All payments hereunder shall be made to the Administrative Agent at its office in Minneapolis, Minnesota (or at such other location as the Administrative Agent may direct by notice to the Borrower) not later than 2:00 p.m. on the date due, in immediately available funds, without set-off or counterclaim, and funds received after that hour shall be deemed to have been received on the next following Business Day.  The Borrower hereby authorizes the Administrative Agent to charge the demand deposit account of the Borrower maintained with the Administrative Agent (or with any other Lender) for the amount of any Obligation on its due date, but the Administrative Agent’s failure to so charge any such account shall in no way affect the obligation of the Borrower to make any such payment.  The Administrative Agent shall remit to each Lender in immediately available funds on the same Business Day as received by the Administrative Agent its share of all such payments received by the Administrative Agent for the account of such Lender.  All payments under Sections 2.15, 2.16 or 2.18 shall be made by the Borrower directly to the Lender entitled thereto.

(b)           Effect of Payments.  Each payment by the Borrower to the Administrative Agent for the account of any Lender pursuant to Section 2.14(a) shall be deemed to constitute payment by the Borrower directly to such Lender, provided, however, that in the event any such payment by the Borrower to the Administrative Agent is required to be returned to the Borrower for any reason whatsoever, then the Borrower’s obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.

(c)           Distributions by Administrative Agent.  Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such Lender or the Borrower are scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of an Advance to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at an annual rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower.

(d)           Setoff.  The Borrower agrees that each Lender, subject to such Lender's sharing obligations set forth in Section 8.6, shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any Obligation is due and owing by the Borrower under this Agreement to any Lender at a time when an Event of Default has occurred and is continuing hereunder, any Lender may apply any and all balances, credits, and deposits, accounts or moneys of the Borrower then in the possession of such Lender (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

(e)           Due Date Extension.  Subject to subsection (b) of the definition of “Interest Period” with respect to LIBOR Loans, if any payment of principal of or interest on any Loan or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(f)           Application of Payments.  Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such Obligation as the Borrower shall specify by notice to be received by the Administrative Agent on or before the date of such payment.  In the absence of such notice and in any event during the continuance of any Default or Event of Default, payments received from the Borrower or any other Obligor shall be applied, first, to the payment of the Obligations, other than Banking

Services Obligations, in such order as the Administrative Agent shall determine in its discretion, and, second, to the payment of any Banking Services Obligations.  Concurrently with each remittance to any Lender of its appropriate share of any such payment (based upon such Lender’s Percentage), the Administrative Agent shall advise such Lender as to the application of such payment.

Section 2.15   Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Letter of Credit Issuer;

(ii)           subject any Lender or the Letter of Credit Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Letter of Credit Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Letter of Credit Issuer); or

(iii)           impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer, the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any lending office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.16   Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender Party entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify each Lender Party within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times it first becomes a Lender hereunder or when prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments hereunder or under any other Loan Documents to be made without withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)           Treatment of Certain Refunds.  If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of a Lender Party, will repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.17   Illegality.  If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the affected Lender, shall raise a substantial question as to whether it is unlawful for such Lender to make, maintain or fund LIBOR Loans, then (i) the affected Lender shall promptly notify the Borrower and the Administrative Agent, (ii) the obligation of the affected Lender to make, maintain or convert into LIBOR Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower pursuant to Section 2.2, 2.3 or 2.4 requesting the affected Lender to make or convert into LIBOR Loans shall be construed as a request to make or to continue making ABR Loans.

Section 2.18   Loan Losses.  The Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify such Lender against any loss or expense which such Lender may have sustained or incurred (including but not limited to any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain LIBOR Loans) or which such Lender may be deemed to have sustained or incurred, as reasonably determined by such Lender, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any LIBOR Loans, (ii) due to any failure of the Borrower to borrow or convert any LIBOR Loans on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any LIBOR Loan on a date other than the last day of the applicable Interest Period for such LIBOR Loan.  For this purpose, all notices under Sections 2.2, 2.3 and 2.4 shall be deemed to be irrevocable.

Section 2.19   Right of Lenders to Fund through Other Offices.  Each Lender, if it so elects, may fulfill its agreements hereunder with respect to any LIBOR Loan by causing a foreign branch or affiliate of such Lender to make such LIBOR Loan; provided, that in such event the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to such Lender and such LIBOR Loan shall be deemed held by such Lender for the account of such branch or affiliate.

Section 2.20   Discretion of Lenders as to Manner of Loan.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its LIBOR Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (including but not limited to Section 2.18 hereof) all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such LIBOR Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.

Section 2.21   Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of a Lender pursuant to Sections 2.15, 2.16 or 2.18 shall be conclusive absent manifest error.  Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.15, 2.16 and 2.18 and the provisions of Sections 2.15, 2.16 and 2.18 shall survive termination of this Agreement.

Section 2.22   Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Lender also agrees to use its reasonable efforts to make such designation or assignment prior to the occurrence of any circumstance described in Section 2.15 or Section 2.16 in the event it has knowledge of such circumstance prior to its occurrence or as soon thereafter as it becomes aware any circumstance prior to its occurrence or as soon thereafter as it becomes aware thereof.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such rights and obligations (which assignee may be another Lender, if another Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a wavier by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
CONDITIONS TO CREDIT EXTENSIONS

Section 3.1   Conditions Precedent to the Initial Credit Extension.  The obligation of the Lenders to effect any Credit Extension is subject to the condition precedent that, on or before the day of the first Credit Extension, the Administrative Agent shall have received the following, each in form and substance satisfactory to the Required Lenders:

(a)           Such Notes as shall be requested by any Lenders, each properly executed on behalf of the Borrower.

(b)           The Guaranty, duly executed by each Guarantor.

(c)           The Security Documents, each properly executed on behalf of the appropriate Obligor and any other party thereto, together with:

(i)           Financing statements and other filings with respect to each Obligor to be filed in each jurisdiction and other offices which, in the opinion of the Administrative Agent, is reasonably necessary to perfect the Liens created by the Security Documents, to the extent such Liens can be perfected by filing.

(ii)           Current searches of appropriate filing offices in each jurisdiction in which an Obligor is organized, has an office or otherwise conducts business (including but not limited to patent and trademark offices, secretaries of state and other offices to the extent required by the Administrative Agent) showing that no state or federal tax liens have been filed and remain in effect against any Obligor, and that no financing statements or other notifications or filings have been filed and remain in effect against any Obligor, other than those for which the Administrative Agent has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.1.

(iii)           Pursuant to the terms of the payoff letter described in subsection (d) below, the agreement of JPMorgan Chase Bank, National Association, to deliver to the Administrative Agent, the original stock certificates (or other applicable evidence of ownership) evidencing (i) all issued and outstanding Capital Stock of each Obligor (other than the Borrower), together with stock powers executed in blank by the relevant Obligor, and (ii) 65% of all issued and outstanding Capital Stock of each Subsidiary which is a Foreign Subsidiary.

(iv)           stock powers executed in blank by the relevant Obligor with respect to the Capital Stock described in subsection (c)(ii) above.

(d)           A payoff letter in form and content acceptable to the Administrative Agent from JPMorgan Chase Bank, National Association, as administrative agent and collateral agent, together with evidence of payment in full of all Debt (other than certain letters of credit to be cash collateralized) of the Borrower arising from or related to the Amended and Restated Credit Agreement dated November 13, 2009, among the Borrower, certain lenders party thereto, JPMorgan Chase Bank, National Association, as administrative agent and collateral agent, and release of all related Liens.

(e)           Evidence of all insurance required by this Agreement and the Security Documents, together with certificates showing the Administrative Agent, for the benefit of the Lender Parties, as lender loss payee and additional insured thereunder.

(f)           Certificates of the secretary or other appropriate officer of the Borrower and each other Obligor (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which the Borrower or such Obligor, as applicable, is a party have been duly approved by all necessary action of the Governing Board of the Borrower or such Obligor, as applicable, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Borrower or such Obligor, as applicable, together with such copies, and (iii) certifying the names of the officers of the Borrower or such Obligor, as applicable, that are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.  The Lender Parties may conclusively rely on such certificate until the Administrative Agent receives a further certificate of the Secretary or Assistant Secretary of the Borrower or such Obligor, as applicable, canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(g)           A certificate of good standing for the Borrower and each other Obligor from the Secretary of State (or the appropriate official) of the state of formation of the Borrower or such Obligor, as applicable, dated not more than 30 days prior to the Closing Date.

(h)           A signed copy of an opinion of counsel for the Borrower and each other Obligor addressed to the Administrative Agent, on behalf of the Lenders, with respect to the matters contemplated by the Loan Documents.

(i)           Payment of all fees and expenses then due and payable pursuant to Sections 2.11 and 9.6(a) hereof.

Section 3.2   Conditions Precedent to All Credit Extensions.  The obligation of the Lenders to effect any Credit Extension shall be subject to the further conditions precedent that on the date of such Credit Extension:

(a)           The representations and warranties contained in Article IV and in each other Loan Document are correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date, except to the extent any such representation or warranty expressly relates to a specific earlier date.

(b)           No event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.

Any request for a Credit Extension, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that (i) the statements set forth in this Section 3.2 are correct as of the time of the request and (ii) if such Credit Extension is a Borrowing or Letter of Credit, the amount of the requested Borrowing or Letter of Credit, when added to the Revolving Facility Outstanding Amount, would not cause the sum of the Revolving Facility Outstanding Amount to exceed the Aggregate Revolving Commitment Amount.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represent and warrant to the Lender Parties as follows:

Section 4.1   Legal Existence and Power; Name; Chief Executive Office.  The Borrower and each Subsidiary is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.  The Borrower and each Subsidiary has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.  Within the last 12 months, the Borrower and each Subsidiary has done business solely under the names set forth in Schedule 4.1.  The state of organization and the chief executive office and principal place of business of the Borrower and each Subsidiary is designated as such in Schedule 4.1, each other place of business of the Borrower and each Subsidiary is located at the address set forth in Schedule 4.1 or in Schedule 4.16, as replaced from time to time as contemplated in Section 5.16, and all records relating to their respective businesses are kept at those locations.

Section 4.2   Authorization for Borrowings and Letters of Credit; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower and each Subsidiary of the Loan Documents to which it is a party, and the Letters of Credit and Advances from time to time obtained hereunder, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof, (b) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including but not limited to Regulations T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or any Subsidiary or of the Organizational Documents of the Borrower or any Subsidiary, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Subsidiary (other than as required in favor of the Administrative Agent, for the benefit of the Lender Parties or as otherwise permitted by this Agreement).

Section 4.3   Legal Agreements.  Each of the Loan Documents constitutes the legal, valid and binding obligations and agreements of the Borrower and each Subsidiary which is a party thereto, enforceable against the Borrower and each such Subsidiary in accordance with its terms, except to the extent that enforcement thereof may be limited by an applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

Section 4.4   Capitalization.  The holder, class and percentage interests of the ownership of the Subsidiaries (both direct and indirect) are set forth and described in Schedule 4.4, wherein each Subsidiary which is a Guarantor is so noted.  All of the issued and outstanding Capital Stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable.  No violation of any preemptive rights will be triggered by virtue of the transactions contemplated by the Loan Documents.

Section 4.5   Financial Condition.  The Borrower has heretofore furnished to the Administrative Agent the audited financial statements of the Consolidated Group for the fiscal year ended January 2, 2010.  Those financial statements fairly present, in all material respects, the financial condition of the Consolidated Group on the date thereof and the results of operations and cash flows of the Consolidated Group for the periods then ended and were prepared in accordance with GAAP.

Section 4.6   Adverse Change.  There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Consolidated Group, taken as a whole, since the date of the financial statement referred to in Section 4.5.

Section 4.7   Projections.  The Borrower has heretofore furnished to the Administrative Agent pro forma financial statements reflecting the projected performance of the Consolidated Group during the period from the date hereof through December 31, 2011.  The Borrower has prepared such pro forma financial statements in good faith based upon assumptions (believed by the Borrower at the date of this Agreement to be reasonable) disclosed to the Lender Parties subject to general business conditions and economic factors which may be beyond its control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Consolidated Group.

Section 4.8   Litigation.  Except as set forth and described in Schedule 4.8, there are no actions, suits, investigations, claims or proceedings pending or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any Subsidiary or the properties or business of the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) as to which there is a reasonable possibility of an adverse determination and (ii) which, if determined adversely to such Person, could reasonably be expected to result in a Material Adverse Effect.

Section 4.9   Regulation U.  Neither the Borrower nor any Subsidiary has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System or to extend credit to any other Person for the purpose of purchasing or carrying any margin stock.

Section 4.10   Taxes.  The Borrower and each Subsidiary has paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld by it.  The Borrower and each Subsidiary has filed all federal, state, foreign and local tax returns which are required to be filed, and the Borrower and each Subsidiary has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by the Borrower or such Subsidiary in good faith and by proper proceedings and for which the Borrower or such Subsidiary shall have set aside adequate reserves in accordance with GAAP.  Proper and accurate amounts have been withheld by the Borrower and each Subsidiary from its respective employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal, state, foreign and local law, and proper and accurate federal, state, foreign and local returns have been filed by the Borrower and each Subsidiary for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of the Borrower and each Subsidiary in accordance with and to the extent required by GAAP.  Except as set forth and described in Schedule 4.10, there are no pending investigations of the Borrower or any Subsidiary by any taxing authority (i) as to which there is a reasonable possibility of an adverse determination and (ii) which, if determined adversely to such Person, could reasonably be expected to have a Material Adverse Effect.

Section 4.11   Titles and Liens.  The Borrower and each Subsidiary has good and absolute fee or leasehold title, as the case may be, to all of its properties and assets reflected in the latest consolidated balance sheets referred to in Section 4.5, free and clear of all Liens, except for the following Liens (“Permitted Liens”): (a) Liens permitted by Section 6.1, and (b) covenants, restrictions, rights, easements and minor irregularities in title which do not (i) materially interfere with the business or operations of the Borrower or any Subsidiary as presently conducted or (ii) materially impair the value of the property to which they attach.  In addition, no financing statement naming the Borrower or any Subsidiary as debtor is on file in any office except to perfect only Liens permitted by Section 6.1.

Section 4.12   Plans.  None of the Borrower, any Subsidiary or any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multi-employer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law).  None of the Borrower, any Subsidiary or any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in substantial compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan which is intended to qualify under the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status that is not correctable under available government correction programs.  None of the Borrower, any Subsidiary or any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) under any Plan, whether or not waived, (ii) any material liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan), except for such facts or circumstances described in this clause (iii) which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Other than claims for benefits in the ordinary course of business, there are no actions, suits, disputes, arbitrations or other material claims pending or, to the Borrower’s knowledge, threatened with respect to any Plan, which, if determined adversely, could reasonably be expected to result in a Material Adverse Effect.

Section 4.13   Environmental Compliance.  The Borrower and each Subsidiary has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at its facilities or in connection with the operation of its facilities, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and each Subsidiary and all activities of the Borrower and each Subsidiary at its facilities comply with all material Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to such Person with respect thereto, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and each Subsidiary is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which the Borrower and such Subsidiary is aware and with respect to which noncompliance could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is aware of, or has received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any material liability under, any Environmental Laws.

Section 4.14   Submissions to Lenders.  This Agreement, together with each other Loan Document and the exhibits, schedules, attachments, written or oral statements, documents, certificates and other items prepared or supplied to any Lender Party by or on behalf of the Borrower or any Subsidiary with respect to the transactions contemplated hereby or thereby, does not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading (and, as to projections, valuations or pro forma financial statements, all of such information presents a good faith opinion based on assumptions believed by the Borrower to be reasonable as of the date made as to such projections, valuations and pro forma condition and results).  There is no fact which the Borrower has not disclosed to the Lender Parties in writing and of which any of its Financial Officers is aware and which has had or could reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, the Lender Parties acknowledge that the financial projections and pro forma information as to future periods contained therein are subject to general business conditions and economic factors which may be beyond the control of the Borrower and the Subsidiaries or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Borrower and the Subsidiaries, it being understood that all such financial projections will be subject to uncertainties and contingencies and that no representation is given that any particular financial projection will ultimately be realized.

Section 4.15   Financial Solvency.  Both before and after giving effect to all of the loans, guaranties and other financial accommodations contemplated herein, the Borrower and each Subsidiary:

(a)           was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)           does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Subsidiary are unreasonably small;

(c)           does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to, nor believe that it will, incur debts beyond its ability to pay them as they mature;

(d)           does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and

(e)           does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction or country, and, to the best knowledge of the Borrower, is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against the Borrower or such Subsidiary.

Section 4.16   Information Regarding Owned and Leased Real Estate of the Obligors; Information Regarding the Location of Inventory and Equipment of the Obligors.

(a)           Set forth and described in Schedule 4.16 is a correct and complete list of all interests (including but not limited to all fee simple interests and leasehold interests) of each Obligor in any real property, wherever located (including the name of any such landlord (other than a retail store landlord) and the address of such real property), except for any such interest in any real property which has been acquired by an Obligor but which the Borrower is not yet required to disclose to the Administrative Agent pursuant to Section 5.16(a).  Schedule 4.16 specifically identifies any leased location which has or could reasonably be expected to have at such location at any time inventory and equipment of the Obligors having an aggregate value in excess of $250,000.

(b)           Set forth and described in Schedule 4.16 is a correct and complete list of all locations of inventory or equipment of the Obligors in the possession of bailees, warehousemen, processors or consignees (including the name and address of any such bailee, warehouseman, processor or consignee). Schedule 4.16 specifically identifies any such bailee, warehouseman, processor or consignee which has or which could reasonably be expected to have in its possession at any time inventory and equipment of the Obligors having an aggregate value in excess of $250,000.

Section 4.17   Intellectual Property Rights.

(a)           Specified Intellectual Property.  Schedule 4.17 is a complete list of all Specified Intellectual Property, including the owner of each item and the application, registration or patent number of each item, except for any additional item of Specified Intellectual Property which has been acquired by an Obligor but which the Borrower is not yet required to disclose to the Administrative Agent pursuant to Section 5.17.

(b)           Owned Intellectual Property.  Except as disclosed on Schedule 4.17, (i) each Obligor owns its Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third Person), court orders, injunctions, decrees, writs or Liens (other than Permitted Liens), whether by written agreement or otherwise, (ii) no Person other than an Obligor owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable, and (iv) each Obligor has taken all commercially reasonable action necessary to maintain, protect and enforce the Owned Intellectual Property owned by it.

(c)           Intellectual Property Rights of Others.  Except as disclosed on Schedule 4.17 and in written agreements copies of which have been given to the Administrative Agent, each Obligor’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, court orders, injunctions, decrees, or writs or Liens (other than Permitted Liens), whether by written agreement or otherwise.  Except as disclosed on Schedule 4.17, (i) no Obligor is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights (other than payments of customary license fees with respect to Commercially Available Intellectual Property), (ii) no Person other than an Obligor has been granted any right in the Exclusively Licensed Intellectual Property, (iii) all Exclusively Licensed Intellectual Property is valid, subsisting and enforceable, and (iv) each Obligor has taken all commercially reasonable action necessary to maintain, protect and enforce the Exclusively Licensed Intellectual Property licensed to it.

(d)           Infringement.  Except as disclosed on Schedule 4.17, no Obligor has any knowledge of, and no Obligor has received any written claim or notice alleging, any infringement, dilution, misappropriation or other violation of another Person’s Intellectual Property Rights (including any written claim that an Obligor must license or refrain from using the Intellectual Property Rights of any third Person) nor, to the knowledge of any Obligor, is there any threatened claim or any reasonable basis for any such claim (i) as to which there is a reasonable possibility of an adverse determination and (ii) which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 4.18   Conflicts of Interest.  None of the Borrower, any Subsidiary or any officer, employee or agent of the Borrower or any Subsidiary or any other Person acting on behalf of any of the foregoing has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in a position to help or hinder the business of the Borrower or any Subsidiary (or assist in connection with any actual or proposed transaction) which (a) might subject the Borrower or any Subsidiary to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could have had a Material Adverse Effect or (c) if not continued in the future, could reasonably be expected to have a Material Adverse Effect.

Section 4.19   Other Relationships.  To the best knowledge of the Borrower, except as set forth in Schedule 4.19:

(a)           No Director or officer of the Borrower or any Subsidiary has any interest (other than as non-controlling holders of securities of a publicly-traded company), either directly or indirectly, in any other Person (whether as an employee, officer, Director, Shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i)  provides any services or designs, produces or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Borrower or any Subsidiary is now engaged, (ii) is a supplier, customer or creditor of, or has an existing contractual relationship with the Borrower or any Subsidiary, or (iii) has any direct or indirect interest in any asset or property used by the Borrower or any Subsidiary or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Borrower or any Subsidiary.

(b)           No Director or officer of the  Borrower or any Subsidiary is at present, directly or indirectly through his affiliation with any other Person, a party to any transaction with the Borrower or any Subsidiary providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such Person.

Section 4.20   Licenses; Compliance with Laws; Other Agreements, etc.  Set forth in Schedule 4.20 is a true and complete list and summary description of all material franchises, permits, licenses and other rights, including all governmental approvals, authorizations, consents, licenses and permits, which are necessary or required for the conduct of the businesses currently conducted by the Borrower and each Subsidiary (collectively, the “Licenses”).  The Borrower knows of no basis for the denial of any renewal of any License (i) as to which there is a reasonable possibility of denial of renewal and (ii) which, if renewal is so denied, could reasonably be expected to have a Material Adverse Effect.  Each License has been properly entered into by the Borrower or the relevant Subsidiary and any other party thereto, or validly issued to the Borrower or the relevant Subsidiary, and is in full force and effect, and the Borrower or the relevant Subsidiary is not in violation of any such License.  Neither the Borrower nor any Subsidiary is in violation of any term of its Organizational Documents.  The Borrower and each Subsidiary is in compliance with each contract, agreement, judgment or decree, the non-compliance with which could have a Material Adverse Effect.  The Borrower and each Subsidiary is in full compliance with all applicable laws, regulations and rules the non-compliance with which would have a Material Adverse Effect.

Section 4.21   Capital and Operating Leases.  Set forth in Schedule 4.21 is a true and complete list and summary description of all Capital Leases and Operating Leases under which the Borrower or any Subsidiary is a lessee, together with the annual payment amounts due thereunder, expiration date and other information as may be reasonably requested by the Administrative Agent.

Section 4.22   Investment Company Act.  Neither the Borrower nor any Subsidiary is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23   Security Documents.  The Liens created in favor of the Administrative Agent, for the benefit of the Lender Parties, under each Security Document constitute perfected security interests in the Collateral described in each such Security Document under the governing law of each such Security Document, subject to no security interests or Liens of any other Person.  No filings or recordings (other than filings or recordings that have been made or continuation statements that are required to be subsequently made) are required in order to perfect (or maintain the perfection or priority of) the Liens created in the Collateral under each Security Document except as otherwise provided or permitted in any Security Document.

Section 4.24   Labor Relations.  Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no significant unfair labor practice complaint pending against the

Borrower or any Subsidiary or, to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any Subsidiary or, to the best knowledge of the Borrower, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrower or any Subsidiary and (c) to the best knowledge of the Borrower, no question concerning union representation exists with respect to the employees of the Borrower or any Subsidiary, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Obligations (other than unasserted contingent indemnity obligations) remain unpaid or the Revolving Facility remains outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 5.1   Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Administrative Agent, or if requested by the Administrative Agent, to each Lender, each of the following, which shall be in form and detail reasonably acceptable to the Required Lenders:

(a)           As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, audited annual financial statements of the Consolidated Group with the unqualified opinion of independent certified public accountants of nationally recognized standing selected by the Consolidated Group and reasonably acceptable to the Administrative Agent, which annual financial statements shall include the balance sheets of the Consolidated Group as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Consolidated Group for the fiscal year then ended, prepared on a consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit F, stating that (i) such financial statements have been prepared in accordance with GAAP, (ii) whether or not such Financial Officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(b)           As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited interim balance sheet and statement of income, cash flow and retained earnings of the Consolidated Group as at the end of and for such fiscal quarter and for the year-to-date period then ended, prepared on a consolidated basis, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes; and accompanied by a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit F, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c)           Not later than 90 days after the commencement of each fiscal year of the Borrower, the projected balance sheets, income statements and cash flow statements for the Consolidated Group for each fiscal quarter of such year, each in reasonable detail, representing the good faith projections of the Borrower for each such fiscal quarter, and certified by a Financial Officer as being the most accurate projections available (subject to the qualifications in Section 4.7), together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request.

(d)           From time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records and such other material reports, records or information as the Administrative Agent or the Required Lenders from time to time may reasonably request.

(e)           Promptly after the commencement thereof and, in any event, within 10 Business Days after the commencement thereof, notice of all litigation and of all proceedings affecting the Borrower or any Subsidiary of the type described in Section 4.8 or which (i) seek a monetary recovery against the Borrower or any Subsidiary in excess of $2,500,000 or (ii) if determined adversely to the Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect.

(f)           As promptly as practicable (but in any event not later than 5 Business Days) after an officer of the Borrower obtains knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower setting forth the steps being taken by the Borrower to cure the effect of such Default or Event of Default.

(g)           As promptly as practicable, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Administrative Agent a statement of a Financial Officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

(h)           As promptly as practicable, and in any event within 10 days after the Borrower or any Subsidiary fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, the Borrower will deliver to the

Administrative Agent a statement of a Financial Officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.

(i)           As promptly as practicable, and in any event within 10 days after the Borrower knows or has reason to know that the Borrower or any Subsidiary has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan, the Borrower will deliver to the Administrative Agent a statement of a Financial Officer setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.

(j)           Promptly upon obtaining knowledge thereof, notice of the violation by the Borrower or any Subsidiary of any law, rule or regulation, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(k)           Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Shareholders to the extent not otherwise available from a website of the Securities and Exchange Commission or the Borrower.

(l)           Promptly after the sending or filing thereof, electronic copies of all regular and periodic financial reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange, excluding any reports filed by the Borrower with the Securities and Exchange Commission.

(m)           Upon request of the Administrative Agent not more often than once per fiscal year, updated certificates of insurance covering all tangible Collateral showing the Administrative Agent, on behalf of all Lender Parties, as additional insured, loss payee and, as appropriate, mortgagee, and otherwise satisfying all requirements specified in any Loan Document.

(n)           Promptly, such additional information concerning the Borrower and each Subsidiary as the Administrative Agent may reasonably request.

All required deliveries pursuant to this Section 5.1 shall be made, to the extent possible, by electronic means (e-mail transmission), followed by actual, originally executed (if specifically requested by the Administrative Agent) paper copies thereof.

Section 5.2   Books and Records; Inspection and Examination.  The Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself pertaining to its business and financial condition and such other matters as the Administrative Agent may from time to time reasonably request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by the Administrative Agent, will permit any officer, employee, attorney or accountant for any Lender Party to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower and each Subsidiary at all reasonable times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower or any Subsidiary, and to discuss the affairs of the Borrower or any Subsidiary with any of its Directors, officers, employees or agents.  The Borrower will permit, and will cause each Subsidiary to permit, any Lender Party or its employees, accountants, attorneys or agents designated from time to time by any Lender Party, to examine and inspect any property of the Borrower or any Subsidiary at any time during ordinary business hours; provided, that each Lender Party will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to the operations of the Borrower or such Subsidiary.

Section 5.3   Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, (a) comply with the requirements of all applicable laws and regulations including (but not limited to) all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  In addition, and without limiting the foregoing sentence, the Borrower shall (i) use commercially reasonable efforts to ensure, and cause each Subsidiary to use commercially reasonable efforts to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

Section 5.4   Payment of Taxes and Other Claims.  The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it prior in each case to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside adequate reserves in accordance with GAAP.

Section 5.5   Maintenance of Properties.  The Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 5.5 shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower or such Subsidiary, desirable in the conduct of the business of the Borrower or such Subsidiary and not disadvantageous in any material respect to the Lender Parties.  The Borrower will, and will cause each Subsidiary to, take all commercially reasonable steps necessary to protect and maintain the Owned Intellectual Property and the Exclusively Licensed Intellectual Property.  The Borrower will, and will cause each Subsidiary to, take all commercially reasonable steps necessary to prosecute any Person infringing, diluting, misappropriating or otherwise violating any Owned Intellectual Property and the Exclusively Licensed Intellectual Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6   Insurance.  The Borrower will obtain and at all times maintain, and will cause each Subsidiary to obtain and at all times maintain, insurance with insurers believed by it to be responsible and reputable in such amounts and against such risks as is reasonable for companies engaged in similar business and owning similar properties in the same general areas in which it operates.

Section 5.7   Preservation of Legal Existence.  Except as permitted by Section 6.8, the Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 5.8    Creation of New Obligors and Subsidiaries.  The Borrower will obtain the prior written approval of the Required Lenders prior to creating a Subsidiary or acquiring any business which would constitute a Subsidiary; provided, however, in connection with a Permitted Acquisition involving the acquisition or creation of a new Subsidiary, the Borrower shall not be required to obtain the prior written consent of the Required Lenders.  Upon receipt of any such prior written approval or in connection with a Permitted Acquisition involving the acquisition or creation of a new Subsidiary, the Borrower will cause each new Subsidiary to deliver to the Administrative Agent, for the benefit of the Lender Parties, (i) an executed Guaranty (or an executed joinder to a Guaranty) on behalf of such Subsidiary in form and content acceptable to the Administrative Agent, (ii) an executed Security Agreement (or an executed joinder to a Security Agreement) and, if requested by the Administrative Agent, a Copyright Security Agreement and a Patent and Trademark Security Agreement (or an executed joinder thereto) on behalf of such Subsidiary in form and content acceptable to the Administrative Agent, (iii) a certificate of the secretary or other appropriate officer of such Subsidiary (A) certifying that the execution, delivery and performance of the Loan Documents to which such Subsidiary is a party have been duly approved by all necessary action of the Governing Board of such Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (B) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Subsidiary, together with such copies, and (C) certifying the names of the officers of such Subsidiary that are authorized to sign such Loan Documents; and (iv) an opinion of counsel to such Subsidiary, opining as to the due execution, delivery and enforceability of such Loan Documents, in form and substance reasonably acceptable to the Administrative Agent.  Upon the Administrative Agent’s receipt of the foregoing items, such Subsidiary shall constitute an Obligor hereunder.  If any such

Subsidiary is a Foreign Subsidiary, the Lender Parties will negotiate in good faith with the Borrower and such Subsidiary to (a) limit the amount of the stock so pledged to the Lender Parties or (b) otherwise include provisions in such Subsidiary’s Guaranty and the Security Agreement (relating to such Subsidiary) designed to prevent deemed distributions to the Borrower under Section 956 of the Code; provided, however, that such provisions shall preserve the maximum security possible in such Subsidiary, its assets and the Borrower’s equity interest therein for the Lender Parties possible in connection with such considerations; provided, further, that no Lender Party shall be responsible to the Borrower, any Obligor, any such Subsidiary or any other Person for the sufficiency of such provisions to accomplish their stated purpose.

Section 5.9   Further Assurances.  The Borrower will, make, execute, endorse, acknowledge, file and/or deliver, and will cause each Subsidiary to make, execute, endorse, acknowledge, file and/or deliver, to the Administrative Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, landlord waivers (to the extent required under the Security Agreement), bailee or warehouseman letters (to the extent required under the Security Agreement), control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require with respect to the Collateral.

Section 5.10   Appraisals.  At any time that the Administrative Agent requests, the Borrower will provide the Administrative Agent with appraisals or updates thereof of its inventory, equipment, real property, intellectual property and other intangible assets from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, only one such appraisal of each type of property specified above per calendar year shall be at the sole expense of the Borrower and such appraiser shall be reasonably acceptable to the Borrower; provided, further, that after the occurrence and during the continuance of an Event of Default, any additional appraisals requested by the Administrative Agent shall be at the Borrower’s sole expense.

Section 5.11   Minimum Consolidated Net Worth.  The Borrower will maintain the Consolidated Net Worth of the Consolidated Group as of each Covenant Compliance Date at not less than (a) for the fiscal quarter beginning on or about January 1, 2010 and ending on April 3, 2010, $20,000,000, plus the sum of (i) 50% of the amount of the Consolidated Net Income of the Consolidated Group during such fiscal quarter (without subtracting any consolidated net loss during any period, if any), (ii) 75% of the amount of all equity contributions received by the Consolidated Group during such fiscal quarter, and (iii) 50% of the amount of all non-cash stock-related compensation by the Consolidated Group during such fiscal quarter and (b) for the fiscal quarter beginning on April 4, 2010, and for each fiscal quarter thereafter, an amount equal to the sum of the Consolidated Net Worth required under this Section during the immediately preceding fiscal quarter, plus the sum of (i) 50% of the amount of the Consolidated Net Income of the Consolidated Group during such immediately preceding fiscal quarter (without subtracting any consolidated net loss during any period, if any), (ii) 75% of the amount of all equity contributions received by the Consolidated Group during such immediately preceding fiscal quarter, and (iii) 50% of the amount of all non-cash stock-related compensation by the Consolidated Group during such immediately preceding fiscal quarter.

Section 5.12   Minimum Fixed Charge Coverage Ratio.  The Borrower will maintain the Fixed Charge Coverage Ratio of the Consolidated Group as of each Covenant Compliance Date, for the applicable Covenant Computation Period ending on such Covenant Compliance Date, at not less than the ratio set forth opposite the applicable date below:

Covenant Compliance Date ending on or about	Ratio
March 31, 2010	2.00 to 1.00
June 30, 2010	2.00 to 1.00
September 30, 2010	1.80 to 1.00
December 31, 2010	1.15 to 1.00
March 31, 2011	1.15 to 1.00
June 30, 2011	1.15 to 1.00
September 30, 2011	1.20 to 1.00
December 31, 2011 and each March 31, June 30, September 30 and December 31 thereafter	1.25 to1.00

Section 5.13   Annual Revolving Advance Clean-Up.  The Borrower will maintain the aggregate outstanding principal balance of Revolving Advances at zero for a period of not less than 30 consecutive days in each fiscal year of the Borrower.

Section 5.14   Establishment and Maintenance of Bank Accounts.  The Borrower will establish, and will cause its Subsidiaries to establish as soon as practicable after the Closing Date, and thereafter will maintain with the Administrative Agent all usual and customary banking accounts and related depository relationships.

Section 5.15   Landlord Waivers, Warehouseman Acknowledgments, etc.   Within 90 days after the date of this Agreement, the Borrower shall deliver to the Administrative Agent each of the following:

(a)           A consent and waiver agreement signed by the following landlords with respect to an Obligor’s locations leased from such landlords, acknowledging the Administrative Agent’s prior security interest in all personal property located on such leased site and allowing the Administrative Agent and the Lenders to enter upon such leased site to remove such personal property at any time, together with a copy of the applicable lease:  (i)  Comfort Ridge, L.L.C. (9800 59th Avenue North, Plymouth, Minnesota  55442), (ii) Cabot Industrial Properties, L.P. (6105 Trenton Lane North, Plymouth, Minnesota  55442), (iii) Prologis North American Properties Fund I LLC (675

N. Wright Brothers Drive, Salt Lake City, Utah  84116), and (iv) Blind John, LLC (630 Western Lane, Irmo, South Carolina  29063).

(b)           An acknowledgment and waiver of Liens, signed by the following bailees, warehousemen, consignors or processors in which inventory of an Obligor is located, acknowledging the Administrative Agent’s prior security interest in all property located on the premises of such Persons and agreeing to turn over such property to the Administrative Agent upon request at any time, together with a copy of the applicable agreements with such Persons:  (i) RP Sweeney Warehouses (601 North Stone Street, Freemont, Ohio  43420), (ii) The Plastics Group (2101 Cedar Street, Freemont, Ohio  43420), (iii) Carpenter Co. (2600 Jefferson Davis Hwy., P.O. Box 34546, Richmond, Virginia  23234-0546), (iv) Carpenter Co. (P.O. Box 160446, Clearfield, Utah  84016), and (v) Carpenter Co. (2009 Keisler Dairy Rd., Conover, North Carolina  28613).

Section 5.16   Disclosure of Information Regarding Newly Acquired Owned and Leased Real Estate; Disclosure Regarding New Locations of Inventory and Equipment of the Obligors.

(a)           Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and within 90 days after the end of each fiscal year of the Borrower, the Borrower shall provide written notice to the Administrative Agent of any interest (including but not limited to any fee simple or leasehold interest) in any real property (including the name of any landlord (other than a retail store landlord) and the address of any such real property and whether such location will have or could reasonably be expected to have at any time inventory and equipment of the Obligors having an aggregate value in excess of $250,000) not previously disclosed on Schedule 4.16 or previously disclosed in writing by the Borrower to the Administrative Agent pursuant to this Section 5.16(a); provided, however, with respect to any new location which shall have or could reasonably be expected to have located thereon at any time inventory and equipment of the Obligors having an aggregate value in excess of $500,000, such written notice shall be made prior to such Obligor’s acquiring such interest.  Upon the Administrative Agent’s receipt of such written notice from the Borrower, such interest in real property so disclosed in such written notice shall be deemed to be included on Schedule 4.16.  Upon the Administrative Agent’s receipt of any such written notice, the Administrative Agent may (but shall have no obligation to) deliver to the Borrower and the Lender Parties a replacement Schedule 4.16 which shall include such interest in real property and, upon the Administrative Agent’s delivery of any such replacement Schedule 4.16, such replacement Schedule 4.16 shall be deemed to have replaced the previous Schedule 4.16 for all purposes of this Agreement.

(b)           Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and within 90 days after the end of each fiscal year of the Borrower, the Borrower shall provide written notice to the Administrative Agent of any new arrangement to deliver possession of any inventory or equipment of any Obligor to a bailee, warehouseman, processor or consignee (including the name of any such bailee, warehouseman, processor or consignee and the address of any such bailee, warehouseman, processor or consignee and whether such arrangement will have or could reasonably be expected to have at any time inventory and equipment of the Obligors having an aggregate value in excess of $250,000) not previously disclosed on Schedule 4.16 or previously disclosed in writing by the Borrower to the Administrative Agent pursuant to this Section 5.16(b); provided, however, with respect to any such bailee, warehouseman, processor or consignee which shall have or could reasonably be expected to have at any time inventory and equipment of the Obligors in its possession having an aggregate value in excess of $500,000, such prior written notice shall be made prior to such Obligor’s entering into such arrangement.  Upon the Administrative Agent’s receipt of such written notice from the Borrower, such new arrangement so disclosed in such written notice shall be deemed to be included on Schedule 4.16 for all purposes of this Agreement.  Upon the Administrative Agent’s receipt of any such written notice, the Administrative Agent may (but shall have no obligation to) deliver to the Borrower and the Lender Parties a replacement Schedule 4.16 which shall include such new arrangement and, upon the Administrative Agent’s delivery of any such replacement Schedule 4.16, such replacement Schedule 4.16 shall be deemed to have replaced the previous Schedule 4.16 for all purposes of this Agreement.

Section 5.17   Disclosure of Newly Created or Acquired Intellectual Property Rights.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and within 90 days after the end of each fiscal year of the Borrower, the Borrower shall provide written notice to the Administrative Agent of any item of Specified Intellectual Property (including the name of the owner, the application number, the registration number, the patent number and other relevant information regarding such item of Specified Intellectual Property) not previously disclosed on Schedule  4.17 or previously disclosed in writing by the Borrower to the Administrative Agent pursuant to this Section 5.17.  Upon the Administrative Agent’s receipt of such written notice from the Borrower, the item of Specified Intellectual Property so disclosed in such written notice shall be deemed to be included on Schedule 4.17 for all purposes of this Agreement.  Upon receipt of any such written notice, the Administrative Agent may (but shall have no obligation to) deliver to the Borrower and the Lender Parties a replacement Schedule 4.17 which shall include such item of Specified Intellectual Property and, upon the Administrative Agent’s delivery of any such replacement Schedule 4.17, such replacement Schedule 4.17 shall be deemed to have replaced the previous Schedule 4.17 for all purposes of this Agreement.

Section 5.18   Original Stock Certificates for Capital Stock.   If not delivered to the Administrative Agent on the Closing Date, the Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent (i) within 30 days after the date of this Agreement, the original stock certificates required pursuant to Section 3.1(c)(iii) for all Domestic Subsidiaries and (ii) within 60 days after the date of this Agreement, the original stock certificates required pursuant to Section 3.1(c)(iii) for all Foreign Subsidiaries.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Obligations (other than unasserted contingent indemnity obligations) remain unpaid or the Revolving Facility remains outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 6.1   Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of the Borrower or any Subsidiary to any right or claim of any other Person; excluding from the operation of the foregoing:

(a)           any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.1; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary in a Permitted Acquisition; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary (together with proceeds thereof); provided that (i) such Liens secure only the Debt permitted by Section 6.2(e), (ii) such Liens and the Debt secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Debt secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(d)           Liens securing Debt owed by any Foreign Subsidiary to the Borrower or any other Obligor;

(e)           Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(f)           Materialmen’s, merchants’, carriers’, worker’s, repairer’s, landlord’s, warehouseman’s or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(g)           Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(h)           Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower or any Subsidiary or the value of such property for the purpose of such business.

(i)           Liens granted to the Administrative Agent or the Lenders pursuant to any of the Security Documents.

(j)           Bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution to the extent such accounts are permitted under this Agreement.

(k)           Judgment Liens in respect of judgments which do not constitute an Event of Default.

Section 6.2   Debt.  The Borrower will not, and will not permit any other Obligor to, incur, create, assume, permit or suffer to exist, any Debt except:

(a)           The Obligations to the Lender Parties.

(b)           Debt (including Subordinated Debt) in existence on the Closing Date and listed in Schedule 6.2, together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

(c)           (i) Debt of the Borrower to any Subsidiary and of any Domestic Subsidiary to the Borrower or any other Subsidiary and (ii) Debt of any Foreign Subsidiary to the Borrower or any Domestic Subsidiary in an outstanding principal amount, which Debt under this clause (c)(ii) together with any Debt under clause (d)(iv) below, shall not at any time exceed $2,000,000 in the aggregate;

(d)           Guaranties by (i) the Borrower of Debt of any Domestic Subsidiary, (ii) any Domestic Subsidiary of Debt of the Borrower or any other Domestic Subsidiary, (iii) any Foreign Subsidiary of Debt of any other Subsidiary and (iv) the Borrower or any Domestic Subsidiary of Debt of any Foreign Subsidiary in an outstanding principal amount, which together with any Debt incurred pursuant to clause (c)(ii) above, shall not at any time exceed $2,000,000 in the aggregate.

(e)           (i) Debt of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Leases, so long as such Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided, that the aggregate principal amount of all such Debt incurred pursuant to clauses (i) and (ii) shall not exceed $5,000,000 at any time outstanding.

(f)           Other unsecured Debt in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

Section 6.3   Guaranties and other Contingent Liabilities.  The Borrower will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           The Guaranties.

(b)           The endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(c)           The guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the Closing Date and listed in Schedule 6.3, together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

(d)           The guaranties permitted by Section 6.2(d).

(e)           Other unsecured guaranties guaranteeing an aggregate amount not to exceed $2,500,000.

Section 6.4   Investments.  The Borrower will not, and will not permit any Subsidiary to, make, purchase, hold or permit to exist any Investment, except:

(a)           (i) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America having a maturity of 1 year or less, (ii) commercial paper issued by a U.S.  corporation rated at least “A-1” or “A-2” by Standard & Poors Rating Group or “P-1” or “P-2” by Moody’s Investors Service, (iii) investments in money market funds that (A) comply with the criteria set forth in Securities and Exchange Commission Rule  2a-7 under the Investment Company Act of 1940, (B) are rated AAA by Standard & Poors Rating Group or Aaa by Moody’s Investors Service and (C) have portfolio assets of at least $5,000,000,000, (iv) municipal investments and direct obligations of any State of the United States of America, in each case with a rating of AA or higher by Standard & Poors Rating Group and/or A1 or higher by Moody’s Investors Service and a maximum maturity of 12 months (for securities when the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date), and (v) repurchase agreements, certificates of deposit or bankers’ acceptances having a maturity of 1 year or less issued by members of the Federal Reserve System having deposits in excess of $500,000,000.

(b)           Advances or loans to officers and employees of the Borrower or any Subsidiary for moving, relocation and travel expenses and other similar expenditures not exceeding at any one time an aggregate for all members of the Consolidated Group of $500,000.

(c)           Advances in the form of progress payments, prepaid rent or security deposits.

(d)           (i) investments by the Borrower in the Capital Stock of its Domestic Subsidiaries and (ii) investments by the Borrower in the Capital Stock of its Foreign Subsidiary which shall not at any time exceed $2,500,000 in the aggregate.

(e)           Debt permitted pursuant to Section 6.2(c) and Section 6.2(d).

(f)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

(g)           Investments in hedging or swap arrangements entered into with Wells Fargo.

(h)           Other Investments not to exceed $2,000,000 in the aggregate.

Section 6.5   Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment during the existence of a Default or Event of Default; provided, however, that, regardless of the existence of any Default or Event of Default, (i) Subsidiaries may declare and pay dividends to the Borrower with respect to their Capital Stock, and (ii) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common Capital Stock.

Section 6.6    Restrictions on Sale and Issuance of Subsidiary Stock.  The Borrower will not:

(a)           Permit any of its Subsidiaries to issue or sell any units of any class of such Subsidiary’s Capital Stock to any other Person (other than to the Borrower or a wholly-owned Subsidiary of the Borrower).

(b)           Sell, transfer or otherwise dispose of any units of any class of any of its Subsidiary’s Capital Stock to any other Person (except to the Borrower or a wholly-owned Subsidiary of the Borrower).

(c)           Permit any of its Subsidiaries to sell, transfer or otherwise dispose of any units of any class of Capital Stock of any other Subsidiary of the Borrower to any other Person (other than to the Borrower or a wholly-owned Subsidiary of the Borrower).

Section 6.7   Transactions With Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into or be a party to any transaction with any Affiliate of the Borrower or any Subsidiary except (i) in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary and upon fair and reasonable terms that are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary, (ii) for transactions among the Borrower and the other Obligors, and (iii) transactions among the Obligors and Foreign Subsidiaries of the Borrower permitted under Section 6.1(d), 6.2(c), 6.2(d) or Section 6.5.

Section 6.8   Fundamental Changes.  The Borrower will not, and will not permit any Subsidiary to, liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, assign, transfer or otherwise dispose of assets, or acquire all or substantially all of the assets of any other Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person, or agree to do any of the foregoing at any future time, except that the foregoing shall not prohibit:

(a)           Any Permitted Acquisition.

(b)           The merger or consolidation of any Subsidiary into the Borrower so long as the Borrower is the surviving entity or the merger or consolidation of any Subsidiary into another Subsidiary so long as the surviving Subsidiary is an Obligor.

(c)           The sale, lease or transfer by any Subsidiary of all or a substantial part of its assets to the Borrower, and the acquisition by the Borrower of such assets, so long as such assets are expressly sold, leased or transferred subject to any Lien granted under the Security Documents.

(d)           The sale, lease or transfer by any Subsidiary of all or a substantial part of its assets to another Subsidiary which is an Obligor, and the acquisition by such other Subsidiary of such assets, so long as such assets are expressly sold, leased or transferred subject to any Lien granted under the Security Documents.

(e)           The sale or other disposition of inventory in the ordinary course of business consistent with past practice or the sale or other disposition of obsolete or worn out equipment in the ordinary course of business consistent with past practices or the transfer thereof by loss, destruction or damage or pursuant to condemnation or other taking by a Governmental Authority.

(f)           The making of payments for property or services used by the Borrower or any Subsidiary in the ordinary course of business.

(g)           The sale or trading in Investments of the type permitted in Section 6.4(a)(i) in the ordinary course of business; provided that any replacement Investments or proceeds thereof remain subject to the Security Interest of the Administrative Agent.

(h)           The making of Restricted Payments to the extent permitted under Section 6.5.

(i)           Licenses of intellectual property in the ordinary course of business.

Section 6.9    Sale and Leaseback.  The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower or any Subsidiary shall sell or transfer any real or personal property whether now owned or hereafter acquired, and then or thereafter for more than 90 days shall rent or lease as lessee such property or any part thereof or any other property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred to the extent the aggregate amount of the unpaid rental payments related to all such sales and leasebacks at any time outstanding would exceed $2,500,000.

Section 6.10   Restrictions on Nature of Business.  The Borrower will not, and will not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by the Borrower or any such Subsidiary and will not, and will not permit any Subsidiary to, purchase, lease or otherwise acquire assets not related to its business.

Section 6.11   Accounting.  The Borrower will not, and will not permit any Subsidiary to, adopt any material change in accounting principles, other than as required by GAAP, and will not, and will not permit any Subsidiary to, adopt, permit or consent to any change in its fiscal year.

Section 6.12   Hazardous Substances.  The Borrower will not cause or permit, and will not permit any Subsidiary to cause or permit, any Hazardous Substances to be disposed of in any manner which might result in any material liability to the Borrower or any Subsidiary on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest.

Section 6.13   Subordinated Debt.  The Borrower will not, and will not permit any Subsidiary to, (a) issue or acquire any Subordinated Debt without first obtaining the prior written consent of the Required Lenders (it being understood that the Subordinated Debt set forth and described in Schedule 6.13, if any, is hereby approved), (b) make any payment of any principal, interest, fees or other amounts in respect of any Subordinated Debt in violation of the Subordination Agreement related thereto or prepay, purchase or otherwise acquire any

Subordinated Debt, (c) give security for all or any part of any Subordinated Debt, (d) take any action whereby the subordination of any Subordinated Debt or any part thereof to the Obligations might be terminated, impaired or adversely affected, (e) omit to give the Administrative Agent prompt written notice of any default under any Subordinated Debt by reason whereof any Subordinated Debt might become or be declared to be immediately due and payable, (f) amend, supplement or otherwise modify any terms or provisions of any documents evidencing or related to any Subordinated Debt without first obtaining the prior written consent of the Required Lenders.

Section 6.14   Capital Expenditures.  The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditure if, after giving effect to such expenditure, the aggregate amount of Capital Expenditures made by the Consolidated Group during the first three fiscal quarters of the fiscal year ending on or about December 31, 2010 would exceed $15,000,000.

Section 6.15   Tax Consolidation.  The Borrower will not, and will not permit any Subsidiary to, file or consent to the filing of, any consolidated income tax return with any Person other than a Subsidiary.

Section 6.16   Negative Pledges, Restrictive Agreements, etc.  Except as set forth and described in Schedule 6.16, the Borrower will not, and will not permit any Subsidiary to, enter into any agreement (excluding this Agreement) restricting (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower or any Subsidiary to amend or otherwise modify any Loan Document or (b) the ability of the Borrower or any Subsidiary to make any payments directly or indirectly to the Borrower, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals, or otherwise.

Section 6.17   Inconsistent Agreements.  Except as set forth and described in Schedule 6.16, the Borrower will not, and will not permit any Subsidiary to, enter into any agreement or arrangement which is inconsistent with the obligations of the Borrower or any Subsidiary under this Agreement or any other Loan Document.

Section 6.18   Fiscal Year.  The Borrower will not, and will not permit any Subsidiary to, change its fiscal year to end on any date other than the Saturday closest to December 31 of each year.

Section 6.19   Contributions to the Select Comfort Executive Investment Plan Trust.  The Borrower will not, and will not permit any Subsidiary to, make any contribution or other deposit of cash or other property to the Select Comfort Executive Investment Plan Trust other than the deposit of actual deferrals of compensation made by employees of the Borrower and the Subsidiaries who are participants in the Select Comfort Executive Plan, pursuant to the terms of the Select Comfort Executive Investment Plan.

ARTICLE VII
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 7.1   Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any principal of any Loan when it becomes due and payable, including but not limited to any such payment becoming due and payable under Section
2.9(d).

(b)           Default in the payment of any Obligations (other than principal of a Loan) when the same becomes due and payable and such failure shall continue unremedied for a period of 3 Business Days.

(c)           Default in the performance, or breach, of any Financial Covenant or any covenant or agreement of the Borrower under Section 5.1, Section 5.7 or Article VI.

(d)           Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) or default in the performance, or breach, of any covenant or agreement of the Borrower or any Subsidiary in any other Loan Document (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) and the continuance of such default or breach for a period of (i) in the case of the Security Agreement, 10 calendar days after the Borrower or such Subsidiary has or should reasonably have had notice thereof, and (ii) in the case of any such other Loan Document other than the Security Agreement, 30 calendar days after the Borrower or any such Subsidiary has or should reasonably have had notice thereof.

(e)           (i) The Borrower or any Subsidiary shall be or become insolvent, however defined; or admit in writing its inability to pay debts as they mature; or make a general assignment for the benefit of its creditors; or cease to do business in the ordinary course; or (ii) the Borrower or any Subsidiary shall institute any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to itself under the laws of any jurisdiction; or the Borrower or any Subsidiary shall take any action to authorize any such proceeding; or any such proceeding shall be instituted against the Borrower or any Subsidiary and shall not be dismissed or discharged within 60 days after its commencement; or the Borrower or any Subsidiary shall admit all of the material allegations with respect to any such proceeding; or an order for relief or similar order shall be entered in any such proceeding; or (iii) the Borrower or any Subsidiary shall apply for the appointment of any receiver, trustee or similar officer for itself or for all or substantially all of its property; or the Borrower or any Subsidiary shall take any action to authorize any such appointment; or an action for any such appointment shall be commenced by any other Person and such action shall not be dismissed or discharged within 30 days after its commencement; or the Borrower or any Subsidiary shall admit all of the material allegations with respect to any such action; or any such appointment shall be made, with or without the consent of the Borrower or the applicable Subsidiary; or (iv) a warrant, writ of attachment, execution or similar process shall be issued or levied against any substantial part of the property of the Borrower or any Subsidiary and shall not be fully released, stayed, vacated or bonded within 30 days after such issuance or levy.

(f)           A petition shall be filed by the Borrower or any Subsidiary under the United States Bankruptcy Code naming the Borrower or any Subsidiary as debtor; or an involuntary petition shall be filed against the Borrower or any Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Borrower or any Subsidiary as debtor.

(g)           Any representation or warranty made by the Borrower or any Subsidiary in any Loan Document or by the Borrower (or any of its officers) in any request for a Credit Extension, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made.

(h)           The rendering against the Borrower or any Subsidiary of a final judgment, decree or order for the payment of money in an amount (after deducting the portion thereof covered by proceeds of insurance) in the amount of $1,000,000 or more and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive calendar days without a stay of execution.

(i)           A writ of attachment, garnishment, levy or similar process shall be issued against or served on any Lender Party with respect to (i) any property of the Borrower or any Subsidiary in the possession of such Lender Party in connection with a claim or claims, individually or in the aggregate, in excess of $1,000,000, or (ii) any indebtedness of any Lender Party to the Borrower or any Subsidiary in connection with a claim or claims individually or in the aggregate, in excess of $1,000,000.

(j)           A default shall occur under any evidence of indebtedness, loan agreement, credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of indebtedness or similar obligation of the Borrower or any Subsidiary evidencing Debt (other than the Obligations) having a principal balance of $1,000,000 or more which causes such Debt to become due or which enables the holders of such Debt to cause such Debt to become due prior to its scheduled maturity, including, without limitation, under any indenture or other instrument under which any such evidence of indebtedness or similar obligation has been issued or by which it is governed, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument; provided, however, this clause (j) shall not apply to any such secured Debt that becomes due upon the voluntary sale or transfer of the property securing such secured Debt so long as such secured Debt is fully repaid in connection with such sale or transfer of the property securing such secured Debt.

(k)           The Borrower and its Subsidiaries shall be in default of payment obligations under Operating Leases in an aggregate principal amount of $2,500,000 or more.

(l)           Any Guaranty or any provisions of any Guaranty shall cease to be in full force and effect or any Guarantor shall attempt to reject, terminate or rescind its Guaranty or shall contest in any manner the validity, binding nature or enforceability of its Guaranty.

(m)           Any Security Document shall cease to be in full force and effect or shall cease to give the Administrative Agent, for the benefit of the Lender Parties, the Liens, rights, powers and privileges purported to be created thereby with respect to any material item of collateral.

(n)           Any Reportable Event, which the Administrative Agent or the Required Lenders determine in good faith may constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower, any Subsidiary or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower, any Subsidiary or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, which the Administrative Agent or the Required Lenders determine in good faith may by itself, or in combination with any such failures that the Administrative Agent or the Required Lenders may determine are likely to occur in the future, result in the imposition of a Lien on the assets of the Borrower or any Subsidiary in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multi-employer Plan which results or could reasonably be expected to result in a material liability of the Borrower or any Subsidiary to the Multi-employer Plan under Title IV of ERISA.

(o)           Any Change of Control shall occur.

Section 7.2   Rights and Remedies.  Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured or waived to the written satisfaction of the Required Lenders, the Administrative Agent may (and, upon written request of the Required Lenders the Administrative Agent shall) exercise any or all of the following rights and remedies:

(a)           By notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.

(b)           By notice to the Borrower, declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other Obligations to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c)           By notice to the Borrower, demand payment by the Borrower of funds in an amount sufficient to fund a cash collateral account equal to the Letter of Credit Exposure, which cash collateral account will be held by the Administrative Agent (or its designee), without interest, as a pledged cash collateral account and applied to reimbursement of all drafts submitted under outstanding Letters of Credit.

(d)           Apply for the appointment of, the employment of, or taking possession by, a trustee, receiver, liquidator or other similar official to hold or liquidate all or any substantial part of the properties or assets of the Borrower and the Subsidiaries.  The Borrower hereby consents to such appointment of, employment of or taking possession by, and agrees to execute and deliver, and to cause each Subsidiary to execute and deliver, any and all documents requested by the Administrative Agent relating to the appointment of, employment of or taking possession by such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such trustee, receiver, liquidator or other similar official, by entering no contest to a petition for the appointment of such trustee, receiver, liquidator or such other official, or otherwise, as appropriate under applicable law).

(e)           Exercise and enforce the rights and remedies available to any Lender Party under any Loan Document.

(f)           Exercise any other rights and remedies available to any Lender Party by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(e) or (f), the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other Obligations shall be immediately due and payable without presentment, demand, protest or notice of any kind.  Notwithstanding any other provision of the Loan Documents, no Lender Party (other than the Administrative Agent) may individually exercise any rights under or with respect to the Loan Documents that arise after an Event of Default without the consent of the Required Lenders.

Section 7.3   Right of Setoff.  If an Event of Default shall have occurred and shall be continuing, each Lender Party and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any and all of the obligations of any Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or any such Affiliate, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have.  Each Lender Party will notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE VIII
AGREEMENT AMONG LENDERS AND ADMINISTRATIVE AGENT

Section 8.1   Authorization; Powers; Administrative Agent for Collateral Purposes.  Each Lender irrevocably appoints and authorizes the Administrative Agent to act as administrative agent for and on behalf of such Lender to the extent provided herein, in any Loan Documents or in any other document or instrument delivered hereunder or in connection herewith, and to take such other actions as may be reasonably incidental thereto.  The Administrative Agent agrees to act as administrative agent for each Lender upon the express conditions contained in this Article VIII, but in no event shall the Administrative Agent constitute a fiduciary of any Lender, nor shall the Administrative Agent have any fiduciary responsibilities in respect of any Lender.  In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably (a) authorizes the Administrative Agent to execute and deliver and perform those obligations under each of the Loan Documents to which the Administrative Agent is a party as are specifically delegated to the Administrative Agent, and to exercise all rights, powers and remedies as may be specifically granted or delegated hereunder or thereunder, together with such additional powers as may be reasonably incidental thereto, (b) appoints the Administrative Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements and (c) authorizes the Administrative Agent to act as collateral agent of and for such Lender for purposes of holding, perfecting and disposing of Collateral under the Loan Documents.  As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 9.2, upon the instructions of all Lenders; provided, however, that except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Administrative Agent shall not in any event be required to take any action which is contrary to the Loan Documents or applicable law.

Section 8.2   Application of Proceeds.  The Administrative Agent, after deduction of any costs of collection, as provided in Section 8.5, shall remit to each Lender (to the extent a Lender is to share therein) such Lender’s pro rata share of all payments of principal, interest and fees payable hereunder in accordance with such Lender's Percentage.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all payments received by the Administrative Agent or any Lender prior to the occurrence of an Event of Default in respect of Banking Services Obligations shall be remitted directly to the appropriate counterparty with respect to such Banking Services Obligations and no other Lender shall be entitled to any portion thereof.  Each Lender’s interest under the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to a Lender with respect to any such payments, collections and proceeds shall be to account for such Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement.  If the Administrative Agent is required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund.  If any Lender becomes a Defaulting Lender, the Administrative Agent shall remit payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount of the Advances owing to such Defaulting Lender hereunder are equal to its Percentage of the aggregate amounts of the Advances owing under the Revolving Facility to all of the Lenders hereunder.  The foregoing provision is intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3   Exculpation.  The Administrative Agent shall not be liable for any action taken or omitted to be taken by the Administrative Agent in connection with the Loan Documents, except for its own gross negligence or willful misconduct.  The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters and upon any Loan Document and any schedule, certificate, statement, report, notice or other writing which it reasonably believes to be genuine or to have been presented by a proper Person.  Neither the Administrative Agent nor any of its Directors, officers, employees or agents shall be responsible or in any way liable for (a) any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any Collateral or (c) any action taken or omitted by it.  The designation of Wells Fargo as administrative agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity as a Lender hereunder.

Section 8.4   Use of the Term “Administrative Agent”.  The term “Administrative Agent” is used herein in reference to the Administrative Agent merely as a matter of custom.  It is intended to reflect only an administrative relationship between the Administrative Agent and the Lenders as an independent contracting party.  However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein and in no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.

Section 8.5   Reimbursement for Costs and Expenses.  All payments, collections and proceeds received or effected by the Administrative Agent may be applied first to pay or reimburse the Administrative Agent for all reasonable costs and expenses at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees (including allocated costs of in-house counsel), foreclosure expenses and advances made to protect the security of any Collateral, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent).  If the Administrative Agent does not receive payments, collections or proceeds sufficient to cover any such costs and expenses within 5 days after their incurrence or imposition, each Lender shall, upon demand and provision of reasonably timely invoices and other evidence of any such amounts, remit to the Administrative Agent such Lender’s Percentage of the difference between (i) such costs and expenses and (ii) such payments, collections and proceeds, together with interest on such amount for each day following the fifth day after demand therefor until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that in no event shall a Lender be obligated to reimburse the Administrative Agent for any such costs or expenses incurred in connection with matters undertaken by the Administrative Agent for its own benefit and not for the benefit of all Lenders generally.

Section 8.6    Payments Received Directly by Lenders.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any Obligations (other than through distributions made in accordance with Section 8.2 hereof) in excess of such Lender’s applicable Percentage with respect thereto, such Lender shall promptly give notice of such fact to the Administrative Agent and shall promptly remit to the Administrative Agent such amount as shall be necessary to cause the remitting Lender to share such excess payment or other recovery ratably with each of the Lenders in accordance with their respective Percentages, together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such remitting Lender or holder, the remittance shall be restored to the extent of such recovery.

Section 8.7   Administrative Agent and Affiliates.  Wells Fargo shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent hereunder, and Wells Fargo and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate of the Borrower or any Subsidiary as fully as if Wells Fargo were not the Administrative Agent hereunder.

Section 8.8   Credit Investigation.  Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Commitment been granted and its Advances made directly by such Lender to the Borrower without the intervention of the Administrative Agent or any other Lender.  Each Lender agrees and acknowledges that no Lender Party makes any representation or warranty about the creditworthiness of the Borrower or any Subsidiary or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, any Collateral or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9   Defaults.  The Administrative Agent shall have no duty to inquire into any performance or failure to perform by the Borrower or any Subsidiary and shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under Section 7.1(a) or 7.1(b)) hereof unless the Administrative Agent has received notice from a Lender Party or the Borrower specifying the occurrence of such Default or Event of Default.  If the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  In the event of any Default or Event of Default, the Administrative Agent (subject to Section 8.1) shall take such actions with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that, (a) the Administrative Agent shall not need the consent or direction of the Required Lenders to provide such notices as may be required as a prerequisite to a Default becoming an Event of Default and (b) unless and until the Administrative Agent shall have received directions as contemplated herein, the Administrative Agent may take any action, or refrain from taking any action, with respect to such Default of Event of Default as it shall deem advisable.

Section 8.10   Obligations Several.  The obligations of each Lender Party hereunder are the several obligations of such Lender Party, and no Lender Party shall be responsible for the obligations of any other Lender Party hereunder, nor will the failure by any Lender Party to perform any of its obligations hereunder relieve any other Lender Party from the performance of its obligations hereunder.  Nothing contained in this Agreement, and no action taken by any Lender Party pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lender Parties as a partnership, association, joint venture, or other entity.

Section 8.11   Resignation and Assignment of Administrative Agent.

(a)           The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lender Parties.  In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a successor Administrative Agent (provided that if no Default or Event of Default then exists, the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld).  If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof (provided that if no Default or Event of Default then exists the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld).

(b)           The Administrative Agent may, without the consent of the Borrower or the other Lender Parties, assign its rights and obligations as Administrative Agent hereunder and under the other Loan Documents to its parent or to any wholly owned subsidiary of its parent, and upon such assignment, the former Administrative Agent shall be deemed to have retired, and such parent or wholly owned subsidiary shall be deemed to be a successor Administrative Agent.

(c)           Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning or assigning Administrative Agent shall be discharged from its duties and obligations under this Agreement to be performed after the time of transfer.  After any resignation or assignment pursuant to this Section 8.11, the provisions of this Section 8.11 shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder.

Section 8.12   Borrower not a Beneficiary or Party.  Except with respect to the limitation of liability applicable to the Lenders under Section 8.10, the provisions and agreements in this Article VIII are solely among the Lender Parties, and the Borrower shall not be considered a party thereto or a beneficiary thereof.

ARTICLE IX
MISCELLANEOUS

Section 9.1   No Waiver; Cumulative Remedies.  No failure or delay on the part of any Lender Party in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2   Amendments, Requested Waivers, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower or any Subsidiary therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and, if the rights or duties of the Administrative Agent or the Letter of Credit Issuer are affected thereby, by the Administrative Agent or the Letter of Credit Issuer, as the case may be; provided, however, that no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative Agent and each Lender affected thereby (and, as to clauses (d), (e), (f) and (g) hereof, all Lenders shall be deemed affected):  (a) change the amount of any Commitment (except in accordance with Section 2.13 or 9.3(b)), (b) reduce the amount of any principal of or interest due on any Advances, the Unused Fees or any Letter of Credit Fees payable to a Lender hereunder, (c) postpone any date fixed for any payment of principal of or interest on any outstanding Advances or the Unused Fees or Letter of Credit Fees payable to a Lender hereunder, (d) change the definition of “Required Lenders”, (e) amend this Section 9.2 or any other provision of this Agreement requiring the consent or other action of the Required Lenders or any particular Lender, (f) release any Guaranty or (g) release, subordinate or terminate any Lien in all or substantially all of any Collateral now or hereafter obtained by the Administrative Agent on behalf of the Lender Parties.  Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower or any Subsidiary in any case shall entitle the Borrower or any Subsidiary to any other or further notice or demand in similar or other circumstances.

Section 9.3   Successors and Assigns; Register.

(a)           Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement or under the other Loan Documents, except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a Lien subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Lenders all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned.

(B)           In any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned.

(iii)           Required Consents.  No consent shall be required for any assignment except as follows:

(A)           The consent of the Borrower shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender.

(B)           The consent of the Administrative Agent shall be required for any assignment.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower, any Obligor or any Affiliate of the Borrower or any Obligor.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.3(c), to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitment or Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.3(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any Affiliate of the Borrower or any Subsidiary) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) forgive any indebtedness of the Borrower under this Agreement or the Notes, (ii) agree to reduce the rate of interest charged under this Agreement, or (iii) agree to extend the final maturity of any indebtedness evidenced by the Notes, except as expressly provided by the terms of the Loan Documents, in each case to the extent that such amendment, modification or waiver would affect such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 9.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each

        Participant also shall be entitled to the benefits of Section 7.3 as though it were a Lender, provided such Participant agrees to be subject to Section 9.4 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.15 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.4   Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agree, to the extent the Borrower may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and each Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower and each Subsidiary in the amount of such participation.

Section 9.5   Notices; Distribution of Information Via Electronic Means.

(a)           Use of Platform to Distribute Communications.  The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, or any Subsidiaries of the Borrower or any other Obligor, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system (the “Platform”).  Although the Lender Parties will use reasonable efforts to maintain the confidentiality of the information distributed through the Platform, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(b)           Notice by Electronic Means.  Each Lender agrees (i) on or before the date it becomes a party to this Agreement, to notify the Administrative Agent in writing of the e-mail address(es) to which a notice under this Agreement (a “Notice”) may be sent to it and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for it and (ii) that any Notice may be sent to such e-mail address(es).  Each Lender agrees that an e-mail message notice to it (as provided in the previous sentence) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.

(c)           Notices By Other Means.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing (including facsimile transmission or e-mail) and shall be sent to the applicable party at its address, e-mail address or facsimile number set forth on Exhibit A. or on any Administrative Questionnaire, or as to each party, at such other address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.5.  All such notices, requests, demands and other communications shall be effective (i) when received, if sent by facsimile, e-mail, hand delivery or overnight courier, or (ii) 3 Business Days after the date when sent by registered or certified mail, postage prepaid; provided, however, that notices or requests to any Lender Party pursuant to any of the provisions of Article II shall not be effective until received by such Lender Party.

Section 9.6   Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent and all out-of-pocket expenses incurred by any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent and the fees, charges and disbursements of any counsel for any Lender and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.6, or (B) in connection with the Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify each Lender Party and each Affiliate of any Lender Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any Subsidiary, or any liability arising from any alleged breach of Environmental Laws related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any

Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.6 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Affiliate of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Affiliate, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 8.10.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section 9.6 shall be payable promptly after demand therefor.

(f)           Survival.  The agreements in this Section 9.6 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination in full of all of the Commitments and the payment, satisfaction or discharge in full of all the other Obligations.

Section 9.7   Replacement of Non-Consenting Lender.  If any Lender refuses to consent to an amendment to or waiver of any Loan Document or provision thereof (a “Non-Consenting Lender”), which amendment or waiver requires unanimous consent of all the Lenders in order to be effective, then the Administrative Agent may or the Borrower may (but neither shall be obligated to), upon notice to the Non-Consenting Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3) all of its interests, rights, duties and obligations under this Agreement and the Loan Documents to an Eligible Lender that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that:

(a)           if it is an assignment at the request of the Borrower, the Borrower shall have received the prior written consent of the Administrative Agent,

(b)           if it is an assignment at the request of the Administrative Agent and there is no Default or Event of Default, the Borrower shall have consented to such assignment,

(c)           the interests, rights, duties and obligations of all Non-Consenting Lenders are similarly assigned to Eligible Lenders, and

(d)           the Non-Consenting Lender shall have received payment of an amount equal to the sum of the outstanding principal of its Loans and its participations in actual disbursements made by it with respect to unreimbursed Letter of Credit Exposure, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the Eligible Lender (to the extent of such outstanding principal, actual disbursements with respect to unreimbursed Letter of Credit Exposure, accrued interest and accrued fees) or the Borrower (in the case of all other amounts).

Section 9.8   Governing Law.  The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota (other than its conflicts of laws rules), except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the Lenders’ Lien in any Collateral and except to the extent expressly provided to the contrary in any Loan Document.

Section 9.9   Arbitration.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration, all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys and other agents), whether in tort, contract or otherwise, in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Hennepin County, Minnesota, selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.  Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of Minnesota, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)           Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)           Payment of Arbitration Costs and Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Section 9.10    Confidentiality.  Each of the Administrative Agent, the Letter of Credit Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other Loan Documents or the enforcement of rights under this Agreement or under the other Loan Documents, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or any Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or under the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the

Administrative Agent, the Letter of Credit Issuer or any Lender on a non-confidential basis from a source other than the Borrower or a Subsidiary.  For purposes of this Section, “Confidential Information” means all non-public, confidential and/or proprietary information of the Borrower or any Subsidiary, now or at any time hereafter provided to any Lender Party by the Borrower or any Subsidiary, or by any of the officers, employees, agents or representatives of the Borrower of any Subsidiary, in connection with this Agreement and the other Loan Documents, and shall include, without limitation, any and all financial, technical and/or business information relating to the Borrower or any Subsidiary, including trade secrets, research and development test results, marketing or business plans and strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.10 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND THE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES, THE LENDER PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.11   Integration; Inconsistency.  This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.  If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.

Section 9.12   Agreement Effectiveness.  This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 9.13   Advice from Independent Counsel.  The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party hereto represents to the others that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

Section 9.14    Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

Section 9.15   Binding Effect; No Assignment by Borrower.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties and their respective successors and assigns; provided, however, that the Borrower may not assign any or all of its rights or obligations hereunder or any of its interest herein without the prior written consent of the Required Lenders.

Section 9.16    Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.17   Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.18   Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.19   Customer Identification – USA Patriot Act Notice.  The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower and each Subsidiary, which information includes the name and address of the Borrower and each Subsidiary and such other information that will allow each Lender to identify the Borrower and each Subsidiary in accordance with the Act.

Signature page(s) follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                 SELECT COMFORT CORPORATION

                 By:  /s/ James C. Raabe
                 Name:  James C. Raabe
                 Title:  SVP & CFO

Signature Page to Credit Agreement

                                  WELLS FARGO BANK, NATIONAL
                  ASSOCIATION, as Administrative Agent,
                                                                                                                                                                      Letter of Credit Issuer and Lender

                 By: /s/ Sharlyn G. Rekenthaler
                 Name:  Sharlyn G. Rekenthaler
                 Title:  Vice President